UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WRAPmail, Inc.

(Name of small business issuer in our charter)

Florida	0001509957	20-3624118
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	IRS Employer Identification Number

445 NE 12th Ave. Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Telephone: (516) 205-4751

Rolv Heggenhougen

445 NE 12th Ave., Fort Lauderdale, FL 33301

 (Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered [1]	Proposed maximum offering price per unit [2]	Proposed maximum aggregate offering price	Amount of registration fee [3]
Common Stock offered by the Selling Stockholders	6,550,000	$ 0.10 [2]	$ 655,000	$ 65.96
Units Consisting of One Share of Common Stock and ½ Warrant Offered by Company	40,000,000	$ 0.05	$ 2,000,000 [4]	$ 201.40
Warrants to Purchase Shares of Common Stock	20,000,000	-	-	- [4]
Shares of Common Stock Underlying Warrants [5]	20,000,000	$ 0.10	$ 10,000,000	$ 201.40

(1)

Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (“Securities Act”).

(3)	Calculated by multiplying the proposed maximum aggregate offering price by .0001007.

(4)  No fee pursuant to Rule 457(g).

(5)  For each share purchased from the Company through this offering, the Company will issue the investor a warrant to purchase one half (1/2) share of common stock.

(6)  $746.11 has been previously paid by the Company in connection with the filing of the Form S-1 on December 2,

      2015.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part, shall have been declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 20, 2016

PROSPECTUS

WRAPmail Inc.

46,550,000 Shares of Common Stock

Warrants to Purchase 20,000,000 Shares of Common Stock

WRAPmail, Inc. is a software development company currently focused in the web-based marketing and information and document management segments. We offer our web-based marketing solutions through our tradename WRAPmail, and our information and document management and sharing platform is offered under the tradename Bullseye®.

The Company is offering up to 40,000,000 shares of our common stock, together with up to 20,000,000 warrants, for gross proceeds of up to $2,000,000, before deduction of offering expenses, assuming all securities are sold. This offering also includes up to 6,550,000 shares of the Company’s common stock offered by selling shareholders as herein further detailed. Units consisting of one share of common stock and ½ warrant will be sold by the Company at an offering price of $0.05 per unit, for maximum gross proceeds of $2,000,000. Selling shareholders will sell their shares in the open market at market prices or through privately negotiated transactions. The Company will not receive any proceeds from the sale of shares by selling shareholders. The minimum investment established for each investor purchasing directly from the Company is $10,000, unless such minimum is waived by the Company in its sole discretion.

For every share purchased directly from the Company, the purchaser will be issued ½ warrant, with one warrant entitling the holder to purchase one share of our common stock at a price equal to $0.10 per share. Each warrant will have a term of three years.

Securities offered by the Company will be sold through the Company’s executive officers, for which no commissions shall be paid. We may also engage sales agents licensed through the Financial Industry Regulatory Authority (“FINRA”) and pay such agents cash and/or stock based compensation. Shares offered by selling shareholders may be sold directly by such shareholders or through their broker-dealers. In any case, shares will be offered on a “best efforts” basis, meaning no person is required to sell any specific number or dollar amount of securities but will use their best efforts to sell the securities offered. No selling agents have been selected as of the date of this prospectus. Notwithstanding, the Company intends that its selling agents will receive compensation and reimbursements equal to 11% of the dollar amount sold, which may include shares equal to 8% of the number of shares sold by such selling agents. The Company will pay for all fees relating to filing of this registration statement, but otherwise will not incur any expense relating to the sale of shares by the selling shareholders.

Our common stock is not now listed on any national securities exchange or the NASDAQ stock market. However, our stock is quoted on the OTC Market’s Pink Sheets under the symbol “WRAP.” While our common stock is on the OTC Pink Sheets, there has been negligible trading volume. There is no guarantee that an active trading market will develop in our securities.There is also no guarantee that our securities will ever trade on any listed exchange or even remain quoted on OTC Markets. There is no market for the warrants included in this offering.

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act (“JOBS Act”).

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” on Page 11.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus is dated ____________, 2015

TABLE OF CONTENTS

SUMMARY INFORMATION	6

RISK FACTORS	11

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS	19

USE OF PROCEEDS	20

DETERMINATION OF OFFERING PRICE	21

DILUTION	21

SELLING SHAREHOLDERS	21

PLAN OF DISTRIBUTION	23

DESCRIPTION OF SECURITIES	25

DESCRIPTION OF BUSINESS	27

DESCRIPTION OF PROPERTY	31

LEGAL PROCEEDINGS	32

MARKET PRICE, DIVIDENDS, AND RELATED STOCKHOLDER MATTERS	32

FINANCIAL STATEMENTS	33

NOTES TO FINANCIAL STATEMENTS	41

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	54

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	55

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS	56

EXECUTIVE COMPENSATION	58

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES	61

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	61

INDEMNIFICATION OF OFFICERS AND DIRECTORS	61

RECENT SALES OF UNREGISTERED SECURITIES	61

EXHIBITS	63

UNDERTAKINGS	64

DEALER PROSPECTUS DELIVERY OBLIGATION

Until (insert date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ABOUT THIS PROSPECTUS

We have prepared this prospectus as part of a registration statement that we filed with the SEC for our offering of securities. The registration statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with additional information described below under “Additional Information.”

You should rely only on the information contained in this prospectus. Neither we nor any underwriters have authorized any other person to provide you with any information different from that contained in this prospectus or information furnished by us upon request as described herein. The information contained in this prospectus is complete and accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or sale of our shares. This prospectus contains summaries of certain other documents, which summaries contain all material terms of the relevant documents and are believed to be accurate, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto. Such information necessarily incorporates significant assumptions, as well as factual matters. All documents relating to this offering and related documents and agreements, if readily available to us, will be made available to a prospective investor or its representatives upon request.

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. Each prospective investor should consult its, his or her own legal, tax and financial advisors to ascertain the merits and risks of the transactions described herein prior to purchasing our shares. This written communication is not intended to be “written advice,” as defined in Circular 230 published by the U.S. Treasury Department.

INDUSTRY AND MARKET DATA

The industry and market data used throughout this prospectus have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable.

TAX CONSIDERATIONS

We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities.

SUMMARY INFORMATION

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. To understand this offering fully, you should carefully read the entire prospectus, including the section entitled “Risk Factors,” before making a decision to invest in our securities. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” “WRAPmail” and “WRAP” refers to WRAPmail, Inc. together with its wholly owned subsidiaries. In instances where we refer emphatically to “WRAPmail, Inc.” or where we refer to a specific subsidiary of ours by name, we are referring only to that specific legal entity. Where we refer to “Prosperity,” we are referring to Prosperity Systems, Inc. and “Bullseye” refers to the product offering acquired from Prosperity.

The Company

WRAPmail Inc. was organized in Florida in October, 2005 with a principal business address at 445 NE 12th Ave., Fort Lauderdale, FL 33301. The Company currently has 147 shareholders of record and 145,363,750 shares of common stock and 10 shares of preferred stock outstanding. WRAPmail, Inc. is publicly traded under the symbol “WRAP” and quoted on OTC Market’s “Pink Sheets.” The Company’s securities are otherwise not traded or quoted on any national exchange. There is no market for the warrants included in this offering.

Business Overview

WRAPmail, Inc. is a development stage company formed in order to tap into a largely un-serviced segment of the web-based advertising industry. The Company now operates two complimentary business offerings:

•

WRAPmail: Patented interactive Email stationery for regular (one-on-one) business and personal Emails.

•

Bullseye: Document, project and sales management system with a focus on document retention and compliance.

On January 5, 2015, WRAPmail and Prosperity Systems, Inc. (“Prosperity”) entered into a stock purchase agreement whereby WRAPmail would acquire all outstanding shares of Prosperity in a one-for-one exchange of 36,354,077 shares. The WRAMPmail shares were newly issued. In addition, 80,000,000 newly issued shares of WRAPmail were given to Prosperity’s CEO, Marco Alfonsi, for extinguishment of $22,250 of debt owed to him by Prosperity and services to be performed by Mr. Alfonsi. In connection with the share exchange, WRAPmail’s then CEO retired 70,166,750 of WRAPmail’s outstanding stock and retired from his position as CEO but remained as chairman.

On October 29, 2015, the Company, pursuant to board resolution, elected to formally dissolve Prosperity Systems, Inc. and file its final tax return with the IRS, file articles of dissolution with the secretary of state, and transfer its net assets and operations to the Company as Prosperity’s sole shareholder. This process has been initiated and should be complete early 2016. Prosperity’s primary offering was its proprietary Software as a Service (“SaaS”) system called the Bullseye® Productivity Suite, which consolidates the most desired office productivity tools into one online experience accessible by registered users from anywhere. Bullseye will now be operated directly by WRAPmail.

Our focus is currently squarely on growing the WRAPmail solution, we see tremendous potential for rapid growth, user adoption and to build shareholder value in this area of our business. We will continually re-evaluate our opportunities for growing the Bullseye side of our business.

During the first quarter of 2016, the Company will be rolling out “WRAPmail 2.0,” a subscription only platform that is more up-to-date with current technologies and compatible with more programs than the previous versions of WRAPmail. Test launch of WRAPmail 2.0 is expected around January 9, 2016, with all debugging and testing expected to be complete for full launch by March 1, 2016. We expect to start marketing WRAPmail 2.0 in February, 2016.

Emerging Growth Company

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

(a)

the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every five years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(b)

the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective IPO registration statement;

(c)

the date on which such issuer has, during the previous three-year period, issued more than $1,000,000,000 in nonconvertible debt; or

(d)

the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.’

The Section 107 of the JOBS Act provides that we may elect to utilize the extended transition period for complying with new or revised accounting standards and such election is irrevocable if made. As such, we have made the election to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. Please refer to a discussion under “Risk Factors” of the effect on our financial statements of such election.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting. As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes. These exemptions are also available to us as a Smaller Reporting Company.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Going Concern

Our auditor has expressed substantial doubt about our ability to continue as a going concern. The Company has suffered losses and has experienced negative cash flows from operations, which raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. We estimate that we can sustain our operations for one to two months with the capital we currently have on hand.

The Offering

This prospectus relates to the sale of 46,550,000 shares of our common stock, which includes up to 40,000,000 shares to be offered by the Company and 6,550,000 shares to be offered by selling shareholders. The Company is also offering warrants to purchase up to 20,000,000 shares of the Company’s common stock.

We are seeking up to $2,000,000 from the sale of up to 40,000,000 shares of the Company’s common stock and warrants to purchase up to 20,000,000 shares. Units consisting of one share of common stock and ½ warrant will be sold by the Company at an offering price of $0.05 per unit. (The shares and warrants offered hereby by the Company shall be collectively referred to as “securities.”)

For every share purchased directly from the Company, the purchaser will be issued ½ warrant, with one warrant entitling the holder to purchase one share of our common stock at a price equal to $0.10 per share. Each warrant will have a term of three years.

In addition to the securities offered by the Company, selling shareholders are offering up to 6,550,000 shares of our common stock for sale. Selling shareholders will sell their shares through the market at market prices or in privately negotiated transactions. Selling shareholders will be entitled to keep all proceeds from their sale of shares.

Securities offered by the Company will be offered on a best efforts basis by our executive officers and licensed broker-dealers. No sales agents have yet been engaged to sell shares. In the event that we do engage broker-dealers, we may pay them up to 11% of the dollar amount raised by such broker-dealers in commissions and reimbursement, which may include shares representing up to 8% of the number of shares sold by such broker-dealers in lieu of cash compensation and reimbursements. Selling shareholder shares will be sold by the selling shareholders directly or their respective broker-dealers. The Company will not pay for any selling expenses of the selling shareholders.

This offering is being made on a continuous basis pursuant to Rule 415 under the Securities Act and will expire two years from the date on which the registration statement related to this prospectus becomes effective, unless earlier terminated or extended by our Company by the filing of a post-effective amendment.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

	For the year ended December 31, 2014	For the year ended December 31, 2013
Statements Of Operations
Revenues	$21,195	$16,578
Consulting Fees	$1,530	$180,790
Amortization	$404	$405
Other Expenses	$45,903	$309,168
Total Expenses	$47,837	$490,363
Loss from Operations	$(26,642)	$(473,785)
Net Loss	$(26,642)	$(480,068)

	As of December 31, 2014	As of December 31, 2013
Balance Sheet Data
Cash and Cash Equivalents	$100,475	$5,627
Other Assets	$3,549	$3,953
Total Assets	$104,024	$9,580
Total Liabilities	$84,832	$150,988
Stockholder’s Equity (Deficit)	$19,192	$(141,408)

	For the three months ended September 30, 2015 (Q3 2015)	For the three months ended September 30, 2014 (Q3 20143)
Statements Of Operations
Revenues	$82,234	$14,417
Officer and director compensation (including stocked based compensation)	$1,195,750	$0
Consulting Fees	$333,847	$500
Depreciation	$805	$0
Amortization	$2,980	$303
Other Expenses	$268,828	$40,251
Total Expenses	$1,802,210	$41,054
Loss from Operations	$(1,719,976)	$(26,637)
Impairment of Goodwill	$(1,880,518)	$0
Net Loss	$(3,632,902)	$(26,637)

As of September 30, 2015 (Q3 2015)
Balance Sheet Data
Cash	$162,762
Total Current Assets	$243,000
Other Assets	$101,281
Total Assets	$343,502
Total Liabilities	$53,393
Stockholder’s Equity (Deficit)	$290,109

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock. All material risks are discussed in this section.

Risks Related to our Business

Our limited generation of revenues from operations makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

Although we have taken significant steps to develop our business plan since our inception, we have generated limited revenues. Our business plan is still speculative and unproven. There is no assurance that we will be successful in executing our business plan or that even if we successfully implement our business plan, we will ever generate significant revenues or profits, which makes it difficult to evaluate our business. As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data. Because of the uncertainties related to our lack of historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses. If we make poor budgetary decisions as a result of unreliable historical data, we may never generate revenues or become profitable or incur losses, which may result in a decline in our stock price.

Our auditor has indicated in its report that the fact that we are in the development stage raises substantial doubt about our ability to continue as a going concern and if we are unable to generate significant revenues or secure financing we may be required to cease or curtail our operations.

Our auditor has indicated in its report that the fact that we are in the development stage raises substantial doubt about our ability to continue as a going concern. The financial statements do not include adjustments that might result from the outcome of this uncertainty. If we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations. We currently anticipate being able to fund operations for approximately one to two months with our capital on hand.

We will need a significant amount of capital to carry out our proposed business plan, and unless we are able to raise sufficient funds, we may be forced to discontinue our operations.

In order to carry out our business plan we will require a significant amount of capital. These funds must be obtained through the sale of equity securities or from outside sources.

Our ability to obtain the necessary financing to execute our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our current corporate structure. There is no guarantee that we will be able to obtain any funding or that we will have sufficient resources to continue to conduct our operations as projected, any of which could mean that we will be forced to discontinue our operations.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

A third party may sue us or one of our strategic collaborators for infringing its intellectual property rights. Likewise, we may need to resort to litigation to enforce licensed rights or to determine the scope and validity of third-party intellectual property rights.

The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our efforts. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. If we do not prevail in this type of litigation, we or our strategic collaborators may be required to pay monetary damages; stop commercial activities relating to the affected products or services; obtain a license in order to continue manufacturing or marketing the affected products or services; or attempt to compete in the market with a substantially similar product.

Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue some of our operations. In addition, a court may require that we pay expenses or damages, and litigation could disrupt our commercial activities.

Any inability to protect our intellectual property rights could reduce the value of our technologies and brand, which could adversely affect our financial condition, results of operations and business.

Our business is dependent upon our licensed patents, trademarks, trade secrets, copyrights and other intellectual property rights. Effective intellectual property rights protection, however, may not be available under the laws of every country in which we and our sub-licensees may operate. There is a risk of certain valuable trade secrets, beyond what is described publicly in patents, being exposed to potential infringers. Regardless of the Company’s technology being protected by patents or otherwise, there is a risk that other companies may employ the technology without authorization and without recompensing us.

The efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. In addition, protecting our intellectual property rights is costly and time consuming. There is a risk that we may have insufficient resources to counter adequately such infringements through negotiation or the use of legal remedies. It may not be practicable or cost effective for us to fully protect our intellectual property rights in some countries or jurisdictions. If we are unable to successfully identify and stop unauthorized use of our intellectual property, we could lose potential revenue and experience increased operational and enforcement costs, which could adversely affect our financial condition, results of operations and business.

The intellectual property behind our technology may include unpublished know-how as well as existing and pending patent protection. All patent protection eventually expires, and unpublished know-how is dependent on key individuals.

The commercialization of our technology is partially dependent upon know-how and trade secrets held by certain individuals working with and for us. Because the expertise runs deep in these few individuals, if something were to happen to any or all of them, the ability to properly operate our technologies without compromising quality and performance could be diminished greatly.

Knowledge published in the form of patents has finite protection, as all patents have a limited life and an expiration date. While continuous efforts will made to apply for additional patents if appropriate, there is no guarantee that additional patents will be granted. The expiration of patents relating to our technology may hinder our ability to sub-license or sell the technology for a long period of time without the development of a more complex licensing strategy.

Our potential for rapid growth and our entry into new markets make it difficult for us to evaluate our current and future business prospects, and we may be unable to effectively manage any growth associated with these new markets, which may increase the risk of your investment and could harm our business, financial condition, results of operations and cash flow.

Our entry into this individual email marketing platform market may place a significant strain on our resources and increase demands on our executive management, personnel and systems, and our operational, administrative and financial resources may be inadequate. We may also not be able to effectively manage any expanded operations, or achieve planned growth on a timely or profitable basis, particularly if the number of customers using our technology significantly increases or their demands and needs change as our business expands. If we are unable to manage expanded operations effectively, we may experience operating inefficiencies, the quality of our products and services could deteriorate, and our business and results of operations could be materially adversely affected.

If we are unable to keep up with rapid technological changes, our processes, products or services may become obsolete.

The market for our technologies is characterized by significant and rapid change. Although we will continue to expand our technological capabilities in order to remain competitive, research and discoveries by others may make our processes, products or services less attractive or even obsolete.

Competition could adversely affect our business.

While we are not aware of any competitors “wrapping” email or using individual (as opposed to mass or opt in emails) email advertising, the online marketing industry in general is highly competitive. It is possible that future competitors could enter our market, thereby causing us to move market share and revenues. Further, we are aware of several competitors of our Bullseye system, each with more resources and market share than us. In addition, some of our current or future competitors may have significantly greater financial, technical, marketing and other resources than we do or may have more experience or advantages in the markets in which we will compete that will allow them to offer lower prices or higher quality technologies, products or services. If we do not successfully compete with these providers, we could fail to develop market share and our future business prospects could be adversely affected.

If we are unable to develop and maintain our brand and reputation for our product offerings, our business and prospects could be materially harmed.

Our business and prospects depend, in part, on developing and then maintaining and strengthening our brand and reputation in the markets we serve. If problems with our technologies cause end users to experience operational disruption or failure or delays in the delivery of their products and services to their customers, our brand and reputation could be diminished. If we fail to develop, promote and maintain our brand and reputation successfully, our business and prospects could be materially harmed.

If we fail to retain existing users or add new users, or if our users decrease their level of engagement, our revenue, financial results, and business may be significantly harmed.

The size of our user base and our users’ level of engagement are critical to our success. Our financial performance will be significantly determined by our success in adding, retaining, and engaging active users of our WRAPmail and Bullseye products. We anticipate that our active user growth rate will decline over time as the size of our active user base increases, and as we achieve higher market penetration rates. To the extent our active user growth rate slows, our business performance will become increasingly dependent on our ability to increase levels of user engagement in current and new markets. If people do not perceive our products to be useful, reliable, and trustworthy, we may not be able to attract or retain users or otherwise maintain or increase the frequency and duration of their engagement. A decrease in user retention, growth, or engagement would have a material and adverse impact on our revenue, business, financial condition, and results of operations. Any number of factors could potentially negatively affect user retention, growth, and engagement, including if: users increasingly engage with competing products; we fail to introduce new and improved products or if we introduce new products or services that are not favorably received; there are adverse changes in our products that are mandated by legislation, regulatory authorities, or litigation, including settlements or consent decrees; or technical or other problems prevent us from delivering our products in a rapid and reliable manner or otherwise affect the user experience.

We expect to be in the future a party to patent lawsuits and other intellectual property rights claims that are expensive and time consuming, and, if resolved adversely, could have a significant impact on our business, financial condition, or results of operations.

Companies in the technology and media industries own large numbers of patents, copyrights, trademarks, and trade secrets, and frequently enter into litigation based on allegations of infringement, misappropriation, or other violations of intellectual property or other rights. In addition, various “non-practicing entities” that own patents and other intellectual property rights often attempt to aggressively assert their rights in order to extract value from technology companies. Defending patent and other intellectual property claims is costly and can impose a significant burden on management and employees, we may receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurances that favorable final outcomes will be obtained in all cases. We may decide to settle such lawsuits and disputes on terms that are unfavorable to us. Similarly, if any litigation to which we are a party is resolved adversely, we may be subject to an unfavorable judgment that may not be reversed upon appeal. The terms of such a settlement or judgment may require us to cease some or all of our operations or pay substantial amounts to the other party. In addition, we may have to seek a license to continue practices found to be in violation of a third party’s rights, which may not be available on reasonable terms, or at all, and may significantly increase our operating costs and expenses. As a result, we may also be required to develop alternative non-infringing technology or practices or discontinue the practices. The development of alternative non-infringing technology or practices could require significant effort and expense or may not be feasible. Our business, financial condition, or results of operations could be adversely affected as a result.

Our software is highly technical, and if it contains undetected errors, our business could be adversely affected. Our products incorporate software that is highly technical and complex.

Our software has contained, and may now or in the future contain, undetected errors, bugs, or vulnerabilities. Some errors in our software code may only be discovered after the code has been released. Any errors, bugs, or vulnerabilities discovered in our code after release could result in damage to our reputation, loss of users, loss of revenue, or liability for damages, any of which could adversely affect our business and financial results.

We have limited operational history in an emerging industry, making it difficult to accurately predict and forecast business operation.

As we have limited operational history and have only begun to attempt to generate significant revenue, it is extremely difficult to make accurate predictions and forecasts on our finances. This is compounded by the fact we operate in the technologies industry, which is rapidly transforming. There is no guarantee our products or services will remain attractive to potential and current users as our industries undergo rapid change or that potential customers will utilize our services.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as Federal and state regulations and laws specifically governing the Internet and e-commerce. Existing and future laws and regulations may impede the growth of the Internet, e-commerce or other online services, and increase the cost of providing online services. These regulations and laws may cover sweepstakes, taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential Internet access and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the Internet and e-commerce. Unfavorable resolution of these issues may harm our business and results of operations.

We are dependent on revenues from a few major customers and should we lose such customers, it is likely that we would have to seek capital outside of this offering.

We do not have any contracts with any of our major customers to disclose or include with this registration statement. We would likely be unable to continue operations if we were to lose any one of our major customers and would likely need to raise additional capital to compensate for such loss. Such capital could be offered on better terms than those contained herein and have the effect of diluting our shareholders. In the event we would be unable to raise such capital, we might have to reduce or cease operations.

We will be launching a new subscription only program, WRAPmail 2.0, and discontinuing all other versions of WRAPmail and it is uncertain how such changes will be received by the public or affect operations.

While we do have some current subscribing customers to WRAPmail, we could lose such customers should they not elect to convert to use of WRAPmail 2.0. Further, most of our customer are using our free version and a large segment of our total customer base could be lost should our free customers not elect to subscribe for WRAPmail 2.0. Further, there could be unknown bugs or other problems with WRAPmail 2.0 of which we are unaware, which could delay its full launch or reduce our revenues from subscriptions. If WRAPmail 2.0 is unsuccessful, shareholders’ interests in the Company could be materially negatively affected.

Risks Related to this Offering and Our Securities

The offering price of our shares from the Company has been arbitrarily determined.

Our management has determined the shares offered by the Company. The price of the shares we are offering was arbitrarily determined based upon the current market price of our common stock, trading prices of our common stock over time, the illiquidity and volatility of our common stock, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering. The offering price for the common stock sold in this offering may be less than the market price for our common stock. Further, we have no agreement, written or oral, with our selling shareholders about the price at which they will offer shares but, based upon oral conversations with our selling shareholders, we believe that none of our selling shareholders disagree with this price.

We may not register or qualify our securities with any state agency pursuant to blue sky regulations.

The holders of our shares of common stock and persons who desire to purchase them in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

We cannot specify with any certainty the particular uses of the net proceeds that we will receive from our initial public offering. Our management will have broad discretion in the application of the net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our initial public offering in a manner that does not produce income or that loses value.

Investors may have difficulty in reselling their shares due to the lack of market.

Our common stock is currently not traded on any exchange. However, we are quoted on the OTC Markets. Notwithstanding our trading on the OTC Markets, investors should consider any secondary market for the Company's securities to be a limited one. There is no market for our warrants. Further, the state securities laws may make it difficult or impossible to resell our shares in certain states. Accordingly, our securities should be considered highly illiquid, which inhibits investors’ ability to resell their shares.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. We anticipate that our common stock will become a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price would likely decline.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future.

The market price for our common stock will be particularly volatile given our status as a relatively unknown company, with a limited operating history and lack of profits which could lead to wide fluctuations in our share price.

You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

Our stock price will be particularly volatile when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats.  The volatility in our share price will be attributable to a number of factors.  First, our common stock will likely be sporadically and thinly traded.  As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction.  The price for our shares could decline precipitously in the event that a large number of our common stock is sold on the market without commensurate demand.  Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products.  As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time. Moreover, the OTC Pink Sheets is not a liquid market in contrast to the major stock exchanges. We cannot assure you as to the liquidity or the future market prices of our common stock if a market does develop. If an active market for our common stock does not develop, the fair market value of our common stock could be materially adversely affected.

Purchasers of our common stock may incur immediate dilution and experience further dilution.

We are authorized to issue up to 400,000,000 shares of common stock, of which 145,363,750 shares of common stock are issued and outstanding as of January 8, 2016. There are also 10 preferred shared outstanding and 10 preferred shares authorized but not issued, convertible into a total of 100,000,000 shares of our common stock. Our Board of Directors has the authority to cause us to issue additional shares of common stock and to determine the rights, preferences and privileges of such shares, without consent of any of our stockholders. The Company will issue shares and warrants pursuant to this offering and otherwise. Consequently, the stockholders may experience more dilution in their ownership of our stock in the future.

This registration statement might not be declared effective in a timely fashion and we may not be required to file periodic reports with the Securities and Exchange Commission.

If the registration statement is not declared effective before December 31, 2016, as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission after such date, including a Form 10-K for the year ended December 31, 2016, but will not be subject to the proxy rules of Section 16 of the Securities Exchange Act of 1934 or required to continue filing for any fiscal year at the beginning of which we have less than 300 shareholders of record.

At or prior to December 31, 2016, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.

If we elect not to file a registration statement on Form 8-A by December 31, 2016 we will not be required to file periodic or other reports with the SEC after we file our 10-K for the fiscal year ended December 31, 2016 and will not be subject to the proxy statement or other information requirements of the 1934 Act, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.. We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million.

Risks Related to Management and Personnel

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our senior management personnel. If we lose their services or if they fail to perform in their current positions, or if we are not able to attract and retain skilled personnel as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key personnel in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future. We do not have written employment agreements with all of our senior management. We do not have any key person insurance.

Our management as a whole has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our Company.

The management team is responsible for the operations and reporting of the Company. The requirements of operating as a small public company are many and sometimes difficult to navigate. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements. If we lack cash resources to cover these costs of being a public company in the future, our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our potential results of operations, cash flow and financial condition after we commence operations.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Certain of our stockholders hold a significant percentage of our outstanding voting securities which could reduce the ability of minority shareholders to effect certain corporate actions.

Our officers, directors and majority shareholders are the beneficial owners of approximately 75.08% of our outstanding voting securities. As a result, they possess significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. As a result, their ownership and control may have the effect of facilitating and expediting a future change in control, merger, consolidation, takeover or other business combination, or encouraging a potential acquirer to make a tender offer. Their ownership and control may also have the effect of delaying, impeding, or preventing a future change in control, merger, consolidation, takeover or other business combination, or discouraging a potential acquirer from making a tender offer.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may decline.

As a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. If we identify material weaknesses in our internal control over financial reporting or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the Securities and Exchange Commission, or the SEC, or other regulatory authorities, which could require additional financial and management resources.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements.

We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares offered by the selling shareholders. The following table illustrates the amount of net proceeds to be received by the Company on the sale of shares by the Company and the intended uses of such proceeds over an approximate 12 month period. The Use of Proceeds does not include any funds to be received from the exercise of warrants offered hereby.

Capital Sources and Uses
	100%	75%	50%	25%
Gross Offering Proceeds	$2,000,000	1,500,000	1,000,000	500,000
Selling Commissions(1)	$220,000	165,000	110,000	55,000
Net Proceeds:	$1,780,000	1,335,000	890,000	445,000

Use of Net Proceeds:
Management Staff Salaries	$600,000	450,000	300,000	150,000
Sales and Marketing Staff Salaries	$150,000	112,500	75,000	37,500
Administrative Staff Salaries	$60,000	45,000	30,000	15,000
Development Staff Salaries	$90,000	67,500	45,000	22,500
Professional Services	$60,000	45,000	30,000	15,000
Office Rent	$60,000	45,000	30,000	15,000
Operating Expense- Outsource Technical Resources	$120,000	90,000	60,000	30,000
Marketing, TV, Radio, etc.	$500,000	375,000	250,000	125,000
Hosting Services	$80,000	60,000	40,000	20,000
Working Capital(2)	$60,000	45,000	30,000	15,000

(1)  The Company has not committed to, but may, incur up to $220,000 (11% of the dollar amount of shares sold) in selling commissions and reimbursements to selling agents. If we do not engage any selling agents, these funds will be used as working capital or otherwise in line with these “Use of Proceeds.”

(2)  The Company will use working capital to pay for miscellaneous offering and general operating expenses.

The allocation of the Use of Proceeds among the categories of anticipated expenditures represents management’s best estimates based on the current status of the Company’s proposed operations, plans, investment objectives, capital requirements, and financial conditions. Future events, including changes in economic or competitive conditions of our business plan or the completion of less than the total offering, may cause the Company to modify the above-described allocation of proceeds. The Company’s use of proceeds may vary significantly in the event any of the Company’s assumptions prove inaccurate. We reserve the right to change the allocation of net proceeds from the offering as unanticipated events or opportunities arise.

DETERMINATION OF OFFERING PRICE

In determining the offering price of the common stock and the exercise price of the warrants, we have considered a number of factors including, but not limited to, the current market price of our common stock, trading prices of our common stock over time, the illiquidity and volatility of our common stock, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering. The offering price for the common stock sold in this offering may be less than the market price for our common stock.

DILUTION

No dilution should be experienced due to the sale of shares by selling shareholders. However, all investors purchasing in from the company in this offering will experience immediate dilution, as exampled below, and all shareholders in the Company may be subject to dilution from the exercise of warrants offered hereby or other convertible securities currently outstanding in the Company, or if the Company issues more of its authorized stock.

Our net tangible book value as of September 30, 2015 was $177,161, or approximately $0.000722 per share. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

Net tangible book value dilution per share of common stock to new investors represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering. After giving effect to our sale of the maximum offering amount of $2,000,000 in securities, assuming $0 in offering or other expenses, our as-adjusted net tangible book value as of September 30, 2015 would have been $2,177,161, or $0.007629 per share. This represents an immediate increase in net tangible book value of $0.006907 per share to existing stockholders and an immediate dilution in net tangible book value of $0.1411[2] per share to investors of this offering, as illustrated in the following table:

Public offering price per share	$ 0.05
Net tangible book value per share as of September 30, 2015	$ 0.000722
Increase in net tangible book value per share attributable to new investors	$ 0.006907
Adjusted net tangible book value per share as of September 30, 2015	$ 0.007629
Dilution per share to new investors in the offering	$ 0.042371

Calculations assume all 10 preferred shares have been converted into 100,000,000 shares of common stock for a total of 245,363,750 shares of common stock outstanding, but do not assume exercise of any outstanding warrants or convertible securities in the Company or exercise of the warrants offered hereby.

SELLING SHAREHOLDERS

Table of Selling Shareholders

The persons and entities named below are the “selling shareholders.” The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering.

Except as noted, we believe that the selling shareholders holders listed in the table have sole voting and investment powers with respect to the securities indicated and have never been one of our officers or directors. Each selling shareholder has an agreement with the Company whereby the Company respectively agreed to register the selling shareholders’ shares in the event the Company were to file a registration statement with the SEC.  We will not receive any proceeds from the sale of the securities by the selling shareholders. None of our selling shareholders is, or is affiliated with, a broker-dealer. All selling shareholders may be deemed underwriters.

Name of Shareholders	Total Shares Owned	Shares Registered	% Before Offering	Remaining Shares if All Registered Shares Sold (assuming sale of all shares registered hereunder)	% After Offering (assuming sale of all shares registered hereunder)	Material Transactions with Selling Shareholder in past 3 years (incl. nature of services provided and dates provided)
Peer Ericson Holdings	1,000,000	1,000,000	0.69%	0	0%	[1]
Sky Direct, LLC	5,000,000	5,000,000	3.44%	0	0%	[2]

Microcap Headlines, Inc.	400,000	400,000	0.28%	0	0%	[3]
Michael T. Studer Family Trust	150,000	150,000	0.10%	0	0%	[4]

The percentages in this table are based on a grand total of 145,363,750 shares issued and outstanding, including those held by affiliates, as of January 8, 2016. This presumes that no shares offered directly by the Company are sold.

(1) Peer Ericson is the natural person having voting and investment control over the shares beneficially owned by Peer Ericson Holdings. Peer Ericson Holdings acquired its shares pursuant to a subscription agreement with the Company, dated August 19, 2015, whereby it purchased 1,000,000 shares for $0.10 per share.  The Company granted the investor “piggyback registration rights” pursuant to the subscription agreement.

(2) Darlene Pergola is the natural person having voting and investment control over the shares beneficially owned by Sky Direct, LLC. Sky Direct received its shares pursuant to a bridge financing agreement with the Company, dated August 20, 2015. Pursuant to the agreement, Sky Direct agreed to fund the Company with up to $200,000, evidenced by promissory notes, and the Company agreed to issue Sky Direct up to 10,000,000 shares of common stock. To date, Sky direct has funded $50,000 and received 5,000,000 shares.

(3) Howard Schwartz is the natural person having voting and investment control over the shares beneficially owned by Microcap Headlines, Inc., which acquired its shares pursuant to a services agreement with the Company, dated August 21, 2015, whereby it irrevocably received 400,000 shares for the initial six month term of its services.  The Company granted the investor “piggyback registration rights” pursuant to the agreement.

(4) Michael T. Studer, CPA PC is the natural person having voting and investment control over the shares beneficially owned by the Michael T. Studer Family Trust, which acquired its shares in satisfaction of $15,000 owed Michael Studer for past services rendered.

PLAN OF DISTRIBUTION

Our common stock is currently on OTC Market’s Pink Sheets under the symbol “WRAP.” However, such listing may not be sustained in the future should we fail to meet OTC Market’s criteria for maintaining listing. Further, there is limited trading of our shares and there is not yet a market for our warrants. Accordingly, our shares should be considered highly illiquid, which inhibits investors’ ability to resell their shares.

Upon this registration statement being declared effective, the selling shareholders and Company may offer and sell shares from time to time until all of the shares registered are sold; however, this offering will terminate two years from the initial effective date of this registration statement, unless extended or terminated by the Company pursuant to a post-effective amendment.

There can be no assurances that the Company or selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the fees and expenses incident to the registration of the securities but will not pay any commissions or similar fees on the sale of selling shareholder shares offered pursuant to this prospectus.

All of the foregoing and following may affect the marketability of our securities. Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment to this registration statement disclosing such matters.

Selling Shareholders

Selling shareholders are offering up to 6,550,000 shares of common stock. The selling shareholders will offer their shares at prevailing market prices, varying prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

Selling shareholders in this offering may be considered underwriters, as that term is defined in Section 2(11) of the Securities Act. We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the OTC Markets, including broker's transactions or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the OTC Markets, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

Each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person. We have instructed our selling shareholders that they may not purchase any of our securities while they are selling shares under this registration statement.

We will not pay for any expenses relating to the sale of shares by the selling shareholders except the fee for this registration statement, edgarizing and other expenses related to filing this registration statement.

The Company

In addition to the shares being offered by selling shareholders, we are offering up to 40,000,000 shares of our common stock, together with warrants to purchase up to 20,000,000 shares of common stock, for a total of up to $2,000,000 in gross offering proceeds, assuming all securities are sold. Units consisting of one share of common stock and ½ warrant are be offered at a price of $0.05 per unit. Each warrant offered shall have a term of three years and entitle its holder to purchase one share of our common stock at a price of $0.10 per share.

There is no minimum offering amount or escrow required as a condition to closing and we may sell significantly fewer shares of common stock and warrants than those offered hereby. The minimum investment for any investor purchasing directly from the Company is $10,000, unless such minimum is waived by the Company, which may be done in its sole discretion on a case-by-case basis. Notwithstanding the sale of the maximum offering amount of $2,000,000 by the Company, this offering will not terminate if all shares offered by the selling shareholders have not been sold. In any case, this offering will terminate by the expiration of two years from the date hereof, unless earlier terminated or extended by the Company’s filing of an amendment to the registration statement of which this prospectus is a part.

Currently, we plan to have our executive officers sell the securities on a self-underwritten basis. They will receive no discounts or commissions. Our executive officers will deliver prospectuses to those persons who they believe might have interest in purchasing all or a part of this offering. All shares and warrants will be offered on a “best-efforts” basis.

As of the date of this prospectus, we have not entered into any arrangements with any selling agents for the sale of the securities; however, may engage one or more selling agents to sell the securities in the future. If we elect to do so, we will file an amendment to this Registration Statement to identify them. We intend to compensate selling agents that sell securities in this offering, if any, with commission and reimbursements totaling no more than 11% of the gross proceeds from the securities sold by them, including stock based commissions of up to 8% of the amount of securities sold by them.

All subscription agreements and checks are irrevocable until accepted and should be delivered to the Company at the address provided in the subscription agreement. A subscription agreement executed by a subscriber is not binding on the Company until it is accepted on our behalf by the Company’s CEO or by specific resolution of our Board of Directors.

The proceeds from the sale of the shares in this offering by the Company will be payable directly to the Company for immediate use.

The Company will deliver stock certificates attributable to shares of common stock purchased directly to the purchasers within five days from the Company’s acceptance of the investor’s subscription or as soon thereafter as practicable. Warrants will be delivered at the same time. Stock certificates and warrants will be delivered as reasonably directed by the investor in the subscription agreement.

We have not yet applied for “blue sky” registration in any state, and there can be no assurance that we will be able to apply, or that our application will be approved and our securities will be registered, in any state in the US. If applicable, the shares may not be offered or sold in certain jurisdictions unless they are registered or otherwise comply with the applicable securities laws of such jurisdictions by exemption, qualification or otherwise. We intend to sell the shares only in the states in which this offering has been qualified or an exemption from the registration requirements is available, and purchases of shares may be made only in those states. For further discussion regarding “blue sky” registration please see “Risk Factors” elsewhere in this prospectus.

Our officers will not register as broker-dealers under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. The conditions are that:

·	the person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and

·	the person is not at the time of their participation an associated person of a broker-dealer; and

·

the person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (i) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (ii) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (iii) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1 of the Exchange Act.

Our officers are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to hold their positions as officers or directors following the completion of the offering and have not been during the past 12 months and are currently not brokers or dealers or associated with brokers or dealers. They have not nor will they participate in the sale of securities of any issuer more than once every 12 months. Notwithstanding, our director, Carl Dilley, is a minority owner in a holding company that holds interests in a registered broker dealer, Spartan Securities Group, Ltd. In any case, Mr. Dilley will not be selling securities registered in this offering on our behalf.

OTC Markets Considerations

The OTC Markets is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Markets. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Markets.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Markets has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files.

Although we believe being listing on the OTC Markets will increase liquidity for our stock, investors may have greater difficulty in getting orders filled than if we were on NASDAQ or other exchange. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively on OTC Markets as with exchange-listed securities. Also, because OTC Markets stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Markets securities. Investors do not have direct access to the quotation service. For OTC Markets securities, there only has to be one market maker.

DESCRIPTION OF SECURITIES

The following description is a summary of the material rights of share and warrant holders. Shareholder rights are dictated via the Company’s Articles of Incorporation and Bylaws, and the rights of warrant holders (prior to exercise) are dictated by the warrants. Each of the foregoing documents has been filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 400,000,000 shares of common stock with no par value. As of the date of this registration statement, there were 145,363,750 shares of common stock issued and outstanding, held by 147 shareholders of record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law. Shareholders may take action by written consent of over 50% of the issued and outstanding common stock of the Company.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no pre-emptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share rateably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Series A Preferred Stock

The Company has authorized the issuance of 20 shares of Series A preferred stock. Each preferred share is convertible into 10,000,000 shares of common stock and is entitled to 20,000,000 votes. On or around October 29, 2015, we authorized the issuance of 5 shares of preferred stock to Marco Alfonsi and Rolv Heggenhougen’s entity, McKenzie Webster Limited, respectively.

Warrants and Stock Options

In addition to the shares offered hereby, we are also offering warrants to purchase up to 20,000,000 shares in the Company. For every share purchased directly from the Company, we will issue the shareholder a ½ warrant. Each warrant shall entitle its holder to purchase one share of our common stock and may be exercised no later than three years from the date of its issuance. Warrants may be exercised at a price equal to $0.10 per share. In no case will investors be entitled to exercise their warrants if such exercise would place their respective holdings at over 9.9% of our then issued and outstanding shares.

Our warrants offered hereby contain many standard provisions. Warrants may be adjusted in the event of Company recapitalization or reorganization. Warrants must be exercised in writing by the holder and accompanied by payment in full. The Company shall have five days following receipt of notice to exercise a warrant, or as soon as practically possible thereafter, to issue the shares properly requested and paid for pursuant to the warrant.

We currently have the following options and warrants outstanding:

	Shares of Common Stock Exercisable Into
	Stock Options	Warrants	Total
Balance, January 1, 2013	1,700,000	707,500	2,407,500
Granted in 2013	-	-	-
Cancelled in 2013	-	-	-

Balance, December 31, 2013	1,700,000	707,500	2,407,500
Granted in 2014	10,000,000	-	10,000,000
Cancelled in 2014	(11,500,000)	(400,000)	(11,900,000)

Balance, December 31, 2014	200,000	307,500	507,500

Unaudited:

Granted in 2015	-	-	-
Cancelled in 2015	-	-	-

Balance, September 30, 2015	200,000	307,500	507,500

INTEREST OF NAMED EXPERTS

The financial statements of the Company as of December 31, 2014 have been included herein in reliance upon the reports of Blanchfield, Meyer, Kober & Rizzo, LLP, certified public accountants, for the period ended and as of December 31, 2014 upon the authority of said firm as experts in accounting and auditing.

The legality of the securities offered under this registration statement is being passed upon by Austin Legal Group, APC.

DESCRIPTION OF BUSINESS

Organization

WRAPmail Inc. was organized in Florida in October, 2005 with a principal business address at 445 NE 12th Ave., Fort Lauderdale, FL 33301. The Company currently has 147 shareholders of record and 145,363,750 shares of common stock and 10 shares of preferred stock outstanding. WRAPmail, Inc. is publicly traded under the symbol “WRAP” and quoted on OTC Market’s “Pink Sheets.” The Company’s securities are otherwise not traded or quoted on any national exchange. There is no market for the warrants included in this offering.

The Company effected a 10 for 1 forward stock split on December 27, 2010; and a 1 for 10 reverse stock split on June 4, 2013.

Business

WRAPmail, Inc. is development stage company formed in order to tap into a largely un-serviced segment of the web-based advertising industry. In July, 2015, WRAPmail, Inc. completed its acquisition of Prosperity Systems, Inc. Prosperity’s primary offering is its proprietary Software as a Service (“SaaS”) system called the Bullseye® Productivity Suite, which consolidates the most desired office productivity tools into one online experience accessible by registered users from anywhere.

On January 5, 2015, WRAPmail and Prosperity entered into a stock purchase agreement whereby WRAMPAIL would acquire all outstanding shares of Prosperity in a one-for-one exchange of 36,354,077 shares. WrAPmail shares were newly issued. In addition, 80,000,000 newly issued shares of WRAPmail were given to Prosperity’s CEO, Marco Alfonsi, for extinguishment of $22,000 of debt owed to him by Prosperity and services to be performed by Mr. Alfonsi. In connection with the share exchange, WRAPmail’s then CEO retired 70,166,750 of WRAPmail’s outstanding stock and resigned as the Company’s CEO. Marco Alfonsi was appointed as the Company’s new CEO.

On October 29, 2015, the Company, pursuant to board resolution, elected to formally dissolve Prosperity Systems, Inc. and file its final tax return with the IRS, file articles of dissolution with the secretary of state, and transfer its net assets and operations to the Company as Prosperity’s sole shareholder. This process has been initiated and should be complete early 2016.

The Company now operates two complimentary business offerings:

•

WRAPmail: Patented interactive Email stationery for regular (one-on-one) business and personal Emails.

•

Bullseye: Document, project and sales management system with a focus on document retention and compliance.

Our focus is currently squarely on growing the WRAPmail solution, we see tremendous potential for rapid growth, user adoption and to build shareholder value in this area of our business. We will continually re-evaluate our opportunities for growing the Bullseye side of our business.

We are dependent on a few major revenue sources and the loss of any one of them could negatively materially impact our revenues. For the year ended December 31, 2014, we received approximately 47% of our revenues from a single customer. For the six months ended June 30, 2015, two customers accounted for approximately 32% and 23%, respectively, of our total revenues. We do not have contracts with any of these customers.

WRAPmail

The Company owns a patented technology that combines custom marketing content with organization email to provide a next generation marketing platform for organizations and personal use. WRAPmail provides a branding and advertising solution to organizations allowing employee emails to be written on company sanctioned trackable email stationary as opposed to using a simple personal email signatures. In essence, WRAPmail turns every email sent by one of our customers into valuable marketing tool by “wrapping” the email with the customer’s letterhead, logo, product offerings, or other information or graphics that the customer wishes to disseminate to the reader.

WRAPmail believes it offers one of the most cost‐effective marketing solutions on the market by simply turning every email into a marketing tool. The concept behind WRAPmail is to utilize the fact that everyone is identified by a website (corporate and/or social network site) and communicates via email every day. WRAPmail enables Emails to become a marketing tool to help promote, brand, and sell / cross‐sell in addition to driving traffic to the representative website.

Notwithstanding tremendous expected growth, current commercial uses for e‐mail are mostly limited to “opt‐in” marketing, whereby consumers “choose” to receive certain e‐mail newsletters, which are then used for suggestive selling and brand loyalty. Current forms of direct marketing are also “one‐to‐many” from business to persons, while the person‐to‐person e‐mail market has been almost entirely neglected.

WRAPmail is a server/cloud‐ based solution. Users create emails just as they always have, and do not see the rich content. Users are not required to change their e‐mail address and the administrator can “construct” with or without the help of the WRAPmail Production & Design team different e‐mail letterheads using the included WRAPmaker that allow for including different graphics, links, promotions, surveys and/or audio. The email either makes a stop after leaving the user’s desktop and that “stop” is where the email gets wrapped or users use the available WRAPmail toolbars. Currently, toolbars are available for Google Chrome, Microsoft Internet Explorer, Apple Safari and Firefox for Gmail, Yahoo Mail, AOLMail, Microsoft Hotmail/LIVE, GoDaddy webmail, Keller Williams webmail, Salesforce.com webmail and 24sevenoffice.com webmail. WRAPmail software resides in the cloud or for large clients on their own server inside their Firewall. One WRAPmail server can currently process about 100K emails per hour (as we move to multi‐threading we believe we can increase the speed ten‐fold). WRAPmail has also developed an APP for Android and iPhone where users can send WRAPPED emails from their Gmail, Yahoo Mail, AOL Mail and Microsoft Mail.

As of November, 2015, over approximately 4,700 clients are using our WRAPmail products. WRAPmail business clients span many industries: Real Estate, Electronics, Copier Dealers, Automotive, Hospitals, Yachting, TV, Radio, Restaurants, Insurance, MLM/Network Marketing, Hotels, Cruise, Sports, Attorneys, Accountants, Doctors, Dentists, Newspapers, Golf Clubs, Builders/Contractors, Financial Services, Travel, Furniture and Manufacturing to name a few. Our Business and Personal clients also span the globe. WRAPmail is independent of both geography and industry.

Almost all clients have been using our free solution, which we intend to begin to phase out in favor-of a subscription only model. Moving forward the Company is preparing to launch “WRAPmail 2.0,” a paid service with B2B and B2C offerings, on a national scale. The Company intends to charge $50 per registered email address on an annual basis for WRAPmail 2.0. For this fee, customers can create as many wraps and send as many emails as they may like. If they wish to buy a predesigned wrap, use any of our graphics or use our design services, customers may do so for an additional fee. WRAPmail 2.0 is the most up-to-date version of the software and is compatible with most major email and social networking technologies.

As an add-on feature to WRAPmail 2.0, the Company intends to offer customers its Affinity Program, which will allow subscribing customers the use of licensed wraps for their favorite sports teams, colleges, or celebrities. In order to offer such services, we will need to enter into licensing arrangements with the various teams, schools, and celebrities for whom we intend to offer wraps. We have not entered into any such licenses as of this date.

Users may also wrap their social networking sites such as Twitter and Facebook.

WRAPmail 2.0 allows us to offer a subscription product to the public on a scalable basis. It is expected that our main costs in operating WRAPmail 2.0 will be our fixed costs such as rent, advertising and management salaries; however, our variable expenses based on customer usage will increase only slightly as the number of user increases. We are hoping to convert a majority of our customers currently using our free version to paying customers using WRAPmail 2.0 once we discontinue our free offerings following launch of WRAPmail 2.0. We recognize that we may lose some of current customers who do not want to pay a monthly subscription fee; however, we anticipate compensating for such loss with new market growth.

WRAPmail 2.0 is expected to soft launch January 9, 2016 on a limited basis for testing purposes. We expect full launch by March 1, 2016 after all tests have been performed and bugs removed.  The Company intends to initiate a marketing campaign by February, 2016 using some of the proceeds received in this offering, up to $500,000 assuming all securities are sold, to promote its WRAPmail 2.0. The campaign will include a national marketing effort supported by television, radio, internet, celebrity endorsements and word of mouth. The plan calls for a designated VP of Business Development who will oversee growth worldwide. The Company also intends to ramp-up its sales and marketing team. The Company also intends to offer an “affiliate program” whereby a third-party may purchase our services at a 10% discount and re-sell such services to the public at normal rates, creating a quasi-sales force for the Company.

The Opportunity

Email remains the most pervasive form of communication in the business and consumer world. While other technologies such as social networking, instant messaging (IM), mobile IM, and others are also taking hold, Email remains the most ubiquitous form of electronic communication. According to Radicati Group (http://www.radicati.com), there are nearly 2.6 billion email users worldwide in 2015, and this figure is expected to grow to over 2.9 billion by year-end 2019. The total worldwide email traffic, including both business and consumer emails, is estimated to be over 205 billion emails/day by year-end 2015, growing to over 246 billion emails/day by the end of 2019.

After extensive research, we are not aware of any competitors developing a similar solution to WRAPmail, possibly giving us first mover advantage. Our main advantage over potential competitors are: (i) copyright and patent, (ii) time to market, and (iii) our current adoption effect has already begun to occur. Nonetheless, we may face competition from stationary letterhead and bulk email providers. However, Stationary letterhead lacks scalability and  bulk Email is normally treated as SPAM, whereas WRAPmail is being sent person to person. According to a survey by Forrester Research, 77% of people say they trust the information in e-mails sent from people they know. (Reference: http://www.adweek.com/news/advertising-branding/consumers-distrust-corporate-blogs-104912).

We also intend to move into the mobile messaging market. On July 20, 2015 WRAPmail filed for a new patent under the title: Method, System and Software for Dynamically Extracting Content for Integration with Instant Messages. We would also like to better utilize our module for administering our ad-share revenue program where users can elect to place advertisements within their wraps and share in a portion of the revenues generated by us from the advertiser.

Bullseye

The Bullseye Productivity Suite is a cloud-based system that consolidates all necessary office productivity tools into one online experience, accessible everywhere when you need it with full disaster recovery mechanisms built in. All functions and features are audited to help users with corporate governance and compliance issues.

The Bullseye® Productivity Suite consolidates all necessary office productivity tools into one online experience accessible everywhere you need it. The system has tools that include but not limited to closeloop Email, CRM marketing, task and project management, document storage and retrieval system, note system, form building, video conferencing, scanning, internet cloud and real‐time data use. All functions and features of the Bullseye® Productivity Suite are audited and help our clients with corporate governance and compliance.

According to Gartner, Inc., the worldwide CRM market grew 13.3%, from $20.4B in 2013 to $23.2B in 2014 and 47% of total CRM software revenue in 2014 was generated from SaaS-based CRM applications. The bulk of the purchases coming from small and medium sized businesses (“SMBs”), generally described as having 1,000 or more employees. Flawless organization of a personal and professional information as well as the categorizing and archiving of digital files is possible through our Bullseye platform

Our goal is to offer a very specialized niche SaaS offering focused on Compliance, Corporate Governance and Disaster Recovery to the SMB market. Our goal over a three-year period is to grow the Bullseye platform user base to over 5,000 users. Currently, Bullseye has approximately 55 customers paying a rate of $50 per month.

The CRM market is dominated by the likes of Salesforce, Microsoft, etc. These are generalized solutions offered on a one size fits all basis. We are focused on helping our small business clients who would otherwise have to hire consultants to integrate into these large generalized solutions. We develop niche SaaS products based on industry best practices. Our end products allow our customers, e.g., Broker Dealers, Small Financial Services firms, etc. to optimize their business and increase their productivity.

Intellectual Property

We own the following patents for our WRAPmail technology: US patent no. 8572275 issued on October 29, 2013. This patent expires in October, 2033.

Any expiration of our patents or claims would adversely affect our business. However, with regard to the importance and effect of these patents, it is necessary to understand the structure of the Company’s intellectual property. Patents have been relied upon to discourage infringement during the research and development stage of the technology. In that sense we believe that the main purpose of the patents has been that they have served to provide the Company a head start against potential competitors. A significant body of unpublished know-how and trade secrets is closely held by the Company in order to mitigate the risk of competition that could arise from other parties’ reliance merely upon the information contained in the patents. The Company can derive revenue from sub-licensing its know-how without sub-licensing the rights to patents, or it can, as it has the right to do under the agreement, also sublicense the patents as well.

Employees

We currently have 2 full-time employees.

Reports to Security Holders

Once the registration statement to which the prospectus relates is declared effective by the SEC, we will be required to file reports and other information with the SEC. Further, we intend to file a form 8A-12G with the SEC in order to register our shares under the Securities Exchange Act of 1934. You may read and copy any document that we file at the SEC's public reference facilities at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings are available to you free of charge at the SEC's web site at www.sec.gov. We are an electronic filer with the SEC and, as such, our information is available through the Internet site maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. This information may be found at www.sec.gov and posted on our website at wrapmail.com.

Research and Development

In fiscal year 2013 we spent in a combination of fees and common stock issuances a total of approximately $321,699 in research and development; $1,030 in 2014; and $218,730 for the nine months ended September 30, 2015. These figures include monies spent by Prosperity on its Bullseye product offering.

Government Regulation

We are subject to general business regulations and laws as well as Federal and state regulations and laws specifically governing the Internet and e-commerce. Existing and future laws and regulations may impede the growth of the Internet, e-commerce or other online services, and increase the cost of providing online services. These regulations and laws may cover sweepstakes, taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential Internet access and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the Internet and e-commerce. Unfavorable resolution of these issues may harm our business and results of operations.

DESCRIPTION OF PROPERTY

The Company does not currently own any real property. We do however lease office space in Fort Lauderdale, Florida and Hicksville, New York.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.

MARKET PRICE, DIVIDENDS, AND RELATED STOCKHOLDER MATTERS

Since April, 2011, our common stock has been quoted on the OTC Market’s Pink Sheets under the symbol “WRAP”. Trading in our common stock has historically lacked consistent volume, and the market price has been volatile. There is no market for our preferred stock or warrants.

The following table presents, for the periods indicated, the high and low bid prices of the Company’s common stock, and is based upon information provided by the OTC Marketplace. These quotations below reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

		2015
	High		Low
First Quarter	$0.12		$0.052
Second Quarter	$0.09		$0.045
Third Quarter	$0.40		$0.13
Fourth Quarter	$0.18		$0.10

		2014
	High		Low
First Quarter	$0.095		$0.071
Second Quarter	$0.088		$0.026
Third Quarter	$0.079		$0.026
Fourth Quarter	$0.07		$0.03

		2013
	High		Low
First Quarter	$0.33		$0.22
Second Quarter	$0.27		$0.02
Third Quarter	$0.15		$0.006
Fourth Quarter	$0.148		$0.035

The last reported sale price of the Company’s common stock as of January 8, 2016 was $0.109 per share.

As of January 8, 2016, there were 147 shareholders of record per the Company’s transfer agency’s listing of shareholders.

We do not now have, or plan to have in the near future, an equity incentive plan.

We have not declared any cash dividends on our common stock in the past two years and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

FINANCIAL STATEMENTS

Nine Months Ended September 30, 2015 and 2014 (Unaudited) and

Years Ended December 31, 2014 and 2013 (Audited)

Page

Report of Independent Registered Public Accounting Firm	34

Financial Statements:

Consolidated Balance Sheets as of September 30, 2015 (Unaudited) and December 31, 2014 and 2013	35

Consolidated Statements of Operations for the nine months ended September 30, 2015 and 2014 (Unaudited) and for the years ended December 31, 2014 and 2013	36

Consolidated Statements of Stockholders’ Equity for the nine months ended September 30, 2015 (Unaudited) and for the years ended December 31, 2014 and 2013	37

Consolidated Statements of Cash Flows for the nine months ended September 30, 2015 and 2014 (Unaudited) and for the years ended December 31, 2014 and 2013	39

Notes to Consolidated Financial Statements	41

BMKR, LLP
Certified Public Accountants	T 631 293-5000

1200 Veterans Memorial Hwy, Suite 350	F 631 234-4272
Hauppauge, New York 11788	www.bmkr.com
Thomas G. Kober, CPA	Charles W. Blanchfield, CPA (Retired)
Alfred M. Rizzo, CPA	Bruce A. Meyer, CPA (Retired)
Joseph Mortimer, CPA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of WrapMail Inc.

We have audited the accompanying balance sheets of WrapMail Inc. as of December 31, 2014 and 2013, and the related statements of income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2014. WrapMail Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audited in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WrapMail Inc. as of December 31, 2013 and 2014, and the results of its operations and its cash flows for each of the year in the two year period ended December 31, 2014, in conformity with accounting principles general accepted in the United States of America.

/s/ BMKR, LLP

BMKR, LLP

Hauppauge, NY

November 25, 2015

WRAPmail, Inc. and Subsidiary
Consolidated Balance Sheets

	September 30,	December 31,	December 31,
	2015	2014	2013
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$ 162,762	$ 100,475	$ 5,627
Accounts receivable	43,571	-	-
Current portion of deferred consulting fees	36,667	-	-

Total current assets	243,000	100,475	5,627

Property and equipment, at cost less accumulated
depreciation of $13,573, $0, and $0, respectively	221	-	-

Other assets:
Intangible assets, net of accumulated amortization
of $29,980, $3,395, and $2,991, respectively	30,448	3,549	3,953
Deferred consulting fees	45,833	-	-
Investment in Stock Market Manager, Inc.	24,000	-	-

Total other assets	100,281	3,549	3,953

Total assets	$ 343,502	$ 104,024	$ 9,580

Liabilities and Stockholders' Equity

Current liabilities:
Notes and loans payable	$ 9,242	$ -	$ 6,000
Accounts payable	33,032	82,376	82,376
Accrued expenses payable	11,119	2,456	22,612

Total current liabilities and total liabilities	53,393	84,832	150,988

Stockholders' equity:
Common stock, no par value; authorized
400,000,000 shares, issued and outstanding
245,213,750, 182,062,173, and 178,062,173
shares, respectively	12,170,995	8,267,176	8,079,934
Accumulated deficit	(11,880,886)	(8,247,984)	(8,221,342)

Total stockholders' equity (deficit)	290,109	19,192	(141,408)

Total liabilities and stockholders' equity	$ 343,502	$ 104,024	$ 9,580
See notes to consolidated financial statements.

Consolidated Statements of Operations

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2015	2014	2014	2013
	(Unaudited)	(Unaudited)

Revenues	$ 82,234	$ 14,417	$ 21,195	$ 16,578

Operating expenses:
Officers and directors compensation (including stock-based compensation of $1,150,000, $0, $0, and $0, respectively)	1,195,750	-	-	-
Consulting fees (including stock-based compensation of $306,827, $0, $0, and
$180, respectively)	333,847	500	1,530	180,790
Depreciation of property and equipment	805	-	-	-
Amortization of intangible assets	2,980	303	404	405
Other	268,828	40,251	45,903	309,168

Total operating expenses	1,802,210	41,054	47,837	490,363

Loss from operations	(1,719,976)	(26,637)	(26,642)	(473,785)

Other income (expense):
Impairment of goodwill	(1,880,518)	-	-	-
Interest expense (including
amortization of debt discounts
of $32,114, $0, $0, and $0,
respectively)	(32,408)	-	-	(6,283)

Other income (expense) - net	(1,912,926)	-	-	(6,283)

Loss before provision for income taxes	(3,632,902)	(26,637)	(26,642)	(480,068)

Provision for income taxes	-	-	-	-

Net loss	$ (3,632,902)	$ (26,637)	$ (26,642)	$ (480,068)

Net loss per common share - basic and diluted	$ (.02)	$ (.00)	$ (.00)	$ (.01)

Weighted average common shares
outstanding – basic and diluted	227,708,384	178,062,173	178,084,091	75,867,378

See notes to consolidated financial statements.

Consolidated Statements of Stockholders' Equity

	Common Stock, no par value		Accumulated
	Shares	Amount	Deficit	Total

Balance, December 31, 2012	17,295,506	$ 7,530,934	$ (7,741,274)	$ (210,340)

Sale of common stock on January
16, 2013 at $0.30 per share	166,667	50,000	-	50,000

Issuance of common stock on February 1,
2013 for services rendered	600,000	180,000	-	180,000

Issuance of common stock on August 22,
2013 to related party in satisfaction of debt	160,000,000	319,000	-	319,000

Net loss	-	-	(480,068)	(480,068)

Balance, December 31, 2013	178,062,173	8,079,934	(8,221,342)	(141,408)

Sale of common stock on December 30, 2014at $0.025 per share	4,000,000	100,000	-	100,000

Forgiveness of debt by then majority stockholder	-	87,242	-	87,242

Net loss	-	-	(26,642)	(26,642)

Balance, December 31, 2014	182,062,173	8,267,176	(8,247,984)	19,192

Unaudited:
Acquisition of Prosperity Systems, Inc.
effective January 5, 2015	36,354,077	1,999,474	-	1,999,474

Issuance of common stock effective
January 5, 2015 to Marco Alfonsi in
satisfaction of debt and other consideration	70,166,750	22,270	-	22,270

Retirement of common stock effective
January 5, 2015 from McKenzie Webster
Limited pursuant to acquisition of
Prosperity Systems, Inc.	(70,166,750)		-	-

Issuance of common stock on March 19, 2015
in satisfaction of debt and accrued interest	117,500	29,375	-	29,375

Issuance of common stock on March 26, 2015
to related parties for services rendered	5,000,000	400,000	-	400,000

Consolidated Statements of Stockholders' Equity

	Common Stock, no par value		Accumulated
	Shares	Amount	Deficit	Total

Issuance of common stock on June 14, 2015 pursuant to May 14, 2015 employment agreement with chief executive officer	10,000,000	750,000	-	750,000

Issuance of common stock on June 30, 2015 in satisfaction of account payable	1,600,000	82,376	-	82,376

Issuance of common stock on July 6, 2015for services rendered	1,200,000	60,000	-	60,000

Issuance of common stock on July 31, 2015for services rendered	50,000	14,995	-	14,995

Sale of common stock on August 4, 2014 at $0.10 per share	1,000,000	100,000	-	100,000

Issuance of common stock on August 14, 2015 for services rendered	430,000	107,457	-	107,457

Sale of common stock on August 18, 2015 at $0.10 per share	1,000,000	100,000	-	100,000

Sale of common stock on August 19, 2015at $0.10 per share	1,000,000	100,000	-	100,000

Issuance of common stock on August 21, 2015 for services rendered	400,000	90,000	-	90,000

Issuance of common stock on August 21, 2015as additional consideration for receipt of $50,000 loan	5,000,000	47,872	-	47,872

Net loss	-	-	(3,632,902)	(3,632,902)

Balance, September 30, 2015	245,213,750	$ 12,170,995	$ (11,880,886)	$ 290,109

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2015	2014	2014	2013
	(Unaudited)	(Unaudited)
Operating Activities:
Net loss	$ (3,632,902)	$ (26,637)	$ (26,642)	$ (480,068)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,456,827	-	-	180,000
Impairment of goodwill	1,880,518	-	-	-
Depreciation of property and equipment	805	-	-	-
Amortization of intangible assets	2,980	303	404	405
Impairment of debt discounts	32,114	-	-	-
Changes in operating assets and liabilities:
Accounts receivable	(12,909)	-	-	2,610
Accounts payable	28,194	-	-	82,376
Accrued expenses payable	7,597	286	86	6,285

Net cash used in operating activities	(236,776)	(26,048)	(26,152)	(208,392)

Investing Activities:
Cash received from acquisition of
Prosperity Systems, Inc.	563	-	-	-
Intangible assets additions	-	-	-	(65)
Investment in Stock Market Manager, Inc.	(11,500)	-	-	-

Net cash used in investing activities	(10,937)	-	-	(65)

Financing Activities:
Proceeds received from notes and loans payable	50,000	21,000	21,000	145,000
Repayments of notes and loans payable	(40,000)	-	-	-
Proceeds from sales of common stock	300,000	-	100,000	50,000

Net cash provided by financing activities	310,000	21,000	121,000	195,000

Increase (decrease) in cash and cash equivalents	62,287	(5,048)	94,848	(13,457)

Cash and cash equivalents, beginning of period	100,475	5,627	5,627	19,084

Cash and cash equivalents, end of period	$ 162,762	$ 579	$ 100,475	$ 5,627

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2015	2014	2014	2013
	(Unaudited)	(Unaudited)

Non-cash investing and financing activities:

Issuance of common stock in satisfaction of debt	$ 47,270	$ -	$ -	$ 319,000

Forgiveness of debt ($67,000) and accrued
interest ($20,242)	$ -	$ 87,242	$ -	$ -

Issuance of common stock for acquisition of Prosperity Systems, Inc. (less $563 cash received)	$ 1,998,911	$ -	$ -	$ -

Issuance of common stock in satisfaction of accrued interest	$ 4,375	$ -	$ -	$ -

Issuance of common stock in satisfaction of account payable	$ 82,376	$ -	$ -	$ -

Debt discount recognized in connection with issuance of common stock as additional consideration for a $50,000 loan	$ 47,872	$ -	$ -	$ -

See notes to consolidated financial statements.

Notes to Financial Statements

NOTE 1 – Organization and Description of Business

WrapMail, Inc. (“WRAP”) was incorporated in Florida on October 11, 2005.  Effective January 5, 2015 (see Note 4), we acquired 100% ownership of Prosperity Systems, Inc., a New York corporation incorporated on April 2, 2008.  WRAP and its wholly owned subsidiary Prosperity (collectively, the “Company”) provide document, project, marketing and sales management systems to business clients through its website and proprietary software. (The Company has since elected to dissolve Prosperity Systems, Inc.)

Effective December 27, 2010, WRAP effected a 10 for 1 forward stock split of its common stock.  Effective June 4, 2013, WRAP effected a 1 for 10 reverse stock split of its common stock.  The accompanying consolidated financial statements retroactively reflect these stock splits.

NOTE 2 – Going Concern Uncertainty

The consolidated financial statements have been prepared on a “going concern” basis, which contemplates the realization of assets and liquidation of liabilities in a normal course of business.  As of September 30, 2015 (unaudited), the Company had cash and cash equivalents of  $162,762 and working capital of $189,607.    For the nine months ended September 30, 2015 (unaudited) and for the year ended  December 31, 2014, the Company had net losses of $3,632,902 and $26,642, respectively.  Based on capital on hand, the Company could continue operations for the next approximate one to two months. These factors raise substantial doubt as to the Company's ability to continue as a going concern.  The Company plans to improve its financial condition by raising capital through sales of shares of its common stock.  Also, the Company plans to pursue new customers to attain profitable operations.  The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – Summary of Significant Accounting Policies

(a)  Principles of Consolidation

The consolidated financial statements include the accounts of WRAP and its wholly owned subsidiary Prosperity from the date of its acquisition on January 5, 2015. All intercompany balances and transactions have been eliminated in consolidation.

(b)  Interim Financial Statements

The consolidated interim financial statements as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 are unaudited and have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission.  These statements reflect all normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation of the information contained herein.

(c)  Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.

(d)  Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, net, notes and loans payable to related parties, accounts payable, and accrued expenses payable. The fair value of these financial instruments approximate their carrying amounts reported in the balance sheets due to the short term maturity of these instruments.

(e)  Cash and Cash Equivalents

The Company considers all liquid investments purchased with a maturity of three months or less to be cash equivalents.

(f)  Property and Equipment, Net

Property and equipment, net, is stated at cost less accumulated depreciation.  Depreciation is calculated using the straight line method over the estimated useful lives of the respective assets.  Maintenance and repairs are charged to operations as incurred.

(g)  Intangible Assets, Net

Intangible assets, net, are stated at cost less accumulated amortization.  Amortization is calculated using the straight-line method over the estimated economic lives of the respective assets.

(h)  Goodwill and Intangible Assets with Indefinite Lives

The Company does not amortize goodwill and intangible assets with indefinite useful lives, but instead tests for impairment at least annually.  When conducting the annual impairment test for goodwill, the Company compares the estimated fair value of a reporting unit containing goodwill to its carrying value.  If the estimated fair value of the reporting unit is determined to be less than its carrying value, goodwill is reduced and an impairment loss is recorded.

 (i)  Long-lived Assets

The Company reviews long-lived assets held and used, intangible assets with finite useful lives and assets held for sale for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  If an evaluation of  recoverability is required, the estimated undiscounted future cash flows associated with the asset is compared to the asset’s carrying amount to determine if a write-down is required.  If the undiscounted cash flows are less than the carrying amount, an impairment loss is recorded to the extent that the carrying amount exceeds the fair value.

(j)  Revenue Recognition

The Company recognizes revenue over agreed periods of services delivered to customers, provided there are no uncertainties regarding customer acceptance, persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectability is deemed probable.

(k) Stock-Based Compensation

Stock-based compensation is accounted for at fair value in accordance with Accounting Standards Codification (“ASC”) Topic 718, “Compensation – Stock Compensation” (“ASC718”).

In addition to requiring supplemental disclosures, ASC 718 addresses the accounting for share-based payment transactions in which a company receives goods or services in exchange for (a) equity instruments of the company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments.  ASC 718 focuses primarily on accounting for transactions in which a company obtains employee services in share-based payment transactions.

(l)  Advertising

Advertising costs are expensed as incurred and amounted to $1,531 and $14,931 for the years ended December 31, 2014 and 2013, respectively, and $2,017 and $1,316  for the nine months ended September 30, 2015 and 2014 (unaudited), respectively.

(m) Research and Development

Research and development costs are expensed as incurred.

(n)  Income Taxes

Income taxes are accounted for under the assets and liability method.  Current income taxes are provided in accordance with the laws of the respective taxing authorities.  Deferred income taxes are provided for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.   Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion or all of the deferred tax assets will be realized.

The Company has adopted the provisions required by the Income Taxes topic of the FASB Accounting Standards Codification.  The Codification Topic requires the recognition of potential liabilities as a result of management’s acceptance of potentially uncertain positions for income tax treatment on a “more-likely-than-not” probability of an assessment upon examination by a respective taxing authority.  The Company believes  that it has not taken any uncertain tax positions and thus has not recorded any liability.

(o)  Net Income (Loss) per Common Share

Basic net income (loss) per common share is computed on the basis of the weighted average   number of common shares outstanding during the period.

Diluted net income (loss) per common share is computed on the basis of the weighted average number of common shares and dilutive securities (such as stock options and convertible securities) outstanding.  Dilutive securities having an anti-dilutive effect on diluted net income (loss) per share are excluded from the calculation. For the periods presented, the diluted net loss per share calculation excluded the effect of stock options outstanding (see Note 9).

(p)  Recent Accounting Pronouncements

Certain accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and therefore have not yet been adopted by the Company.  The impact on the Company's financial position and results of operations from adoption of these standards is not expected to be material.

NOTE 4 – Acquisition of Prosperity Systems, Inc.

Effective January 5, 2015, WRAP acquired 100% ownership of Prosperity Systems, Inc. (“Prosperity”)  in exchange for 36,354,077 newly issued shares of WRAP common stock (see Note 8).  The acquisition has been accounted for in the accompanying consolidated financial statements as a purchase transaction.  Accordingly, the financial position and results of operations of Prosperity prior to the date of the acquisition have been excluded from the accompanying consolidated financial statements.

The estimated fair values of the identifiable net assets of Prosperity at January 5, 2015 (effective date of acquisition) consisted of:

Cash and cash equivalents	$ 563
Accounts receivable	30,662
Property and equipment, net	1,026
Intangible assets, net	29,947
Deferred consulting fees	116,875
Investment in Stock Market Manager, Inc.	12,500

Total assets	191,573

Note and loan payable to related party	37,270
Note payable	25,000
Accounts payable	4,838
Accrued expenses payable	5,509

Total liabilities	72,617

Identifiable net assets	118,956

Goodwill of $1,880,518 (excess of the $1,999,474 fair value of the 36,354,077 shares of WRAP common stock issued to Prosperity's stockholders over the $118,956 identifiable net assets of Prosperity at January 5, 2015) was considered fully impaired at the acquisition date and an impairment expense of $1,880,518 was recorded in the three months ended March 31, 2015.

The following pro forma information summarizes the results of operations for the periods indicated as if the acquisition occurred at December 31, 2012.  The pro forma information is not necessarily indicative of the results  that would have been reported had the transaction actually occurred on December 31, 2012, nor is it intended to project results of operations for any future period.

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2015	2014	2014	2013
	(Unaudited)	(Unaudited)

Revenues	$ 82,234	$ 97,141	$ 133,962	$ 101,104

Operating expenses	1,802,210	130,473	192,257	1,150,133

Loss from operations	(1,719,976)	(33,332)	(58,295)	(1,049,029)

Other income (loss) - net	(32,408)	-	(30,686)	(10,511)

Net loss	$ (1,752,384)	$ (33,332)	$ (88,981)	$ (1,059,540)

Net loss per common share- basic and diluted	$ (0.01)	$ (0.00)	$ (0.00)	$ (0.00)

Weighted average common shares outstanding- basic and diluted	227,708,384	214,416,250	214,438,168	112,221,455

NOTE 5 – Intangible Assets, Net

Intangible assets, net, consist of:

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2015	2014	2014	2013
	(Unaudited)	(Unaudited)

Revenues	$ 82,234	$ 97,141	$ 133,962	$ 101,104

Operating expenses	1,802,210	130,473	192,257	1,150,133

Loss from operations	(1,719,976)	(33,332)	(58,295)	(1,049,029)

Other income (loss) - net	(32,408)	-	(30,686)	(10,511)

Net loss	$ (1,752,384)	$ (33,332)	$ (88,981)	$ (1,059,540)

Net loss per common share- basic and diluted	$ (0.01)	$ (0.00)	$ (0.00)	$ (0.00)

Weighted average common shares outstanding- basic and diluted	227,708,384	214,416,250	214,438,168	112,221,455

Expected future amortization expense for intangible assets as of September 30, 2015 (unaudited) follows:

	September 30,	December 31,
	2015	2014	2013
Video Conferencing software acquired by Prosperity in December 2009	$ 30,000	$ -	$ -
Enterprise and audit software acquired by Prosperity in April 2008	20,000	-	-
Patent costs incurred by WRAP	6,880	6,944	6,944
Other	3,548	-	-

Total	60,428	6,944	6,944

Accumulated amortization	(29,980)	(3,395)	(2,991)

Net	$ 30,448	$ 3,549	$ 3,953

	September 30,	December 31,
	2015	2014	2013
Video Conferencing software acquired by Prosperity in December 2009	$ 30,000	$ -	$ -
Enterprise and audit software acquired by Prosperity in April 2008	20,000	-	-
Patent costs incurred by WRAP	6,880	6,944	6,944
Other	3,548	-	-

Total	60,428	6,944	6,944

Accumulated amortization	(29,980)	(3,395)	(2,991)

Net	$ 30,448	$ 3,549	$ 3,953

NOTE 6 – Deferred Consulting Fees

For the nine months ended September 30, 2015 (unaudited), deferred consulting fees were accounted  for as follows:

Amounts assumed from acquisition of Prosperity Systems, Inc. on January 5, 2015:

Prosperity shares issued to Stan Teeple, Inc. pursuant to Consulting Agreement with term of three years from March 23, 2012 to March 23, 2015 ($110,000), less $103,125 expensed through December 31, 2014

$ 6,875

Prosperity shares issued to Ken Echevaria pursuant to Business Consulting Agreement with term of three years from December 30, 2014 to December 30, 2017	110,000

Total	116,875

Amount expensed in the nine months ended September 30, 2015	(34,375)

Balance, September 30, 2015	82,500
Current portion	(36,667)
Non-current portion	$ 45,833

NOTE 7 – Notes and Loans Payable to Related Parties

Notes and loans payable consisted of:

	September 30,	December 31,
	2015	2014	2013
Note payable issued to investor on August 20, 2015, non-interest bearing, due the earlier to occur of (a) December 18, 2015 or (b) closing of Company sales of WRAP common stock for at least $200,000- less unamortized debt discount of $15,758 at September 30, 2015	$ 9,242	$ -	$ -
Loans payable to McKenzie Webster Limited, an entity controlled by Rolv E. Heggenhougen (WRAP chairman of the board of directors since inception on October 11, 2005; WRAP chief executive officer from inception on October 11, 2005 to January 5, 2015), interest at 5%	-	-	36,000

Loan payable to Rolv E. Heggenhougen, interest at 5% due on demand	-	-	10,000

Total	$ 9,242	$ -	$ 46,000

In August 2013 (see Note 8), the Company issued 160,000,000 shares of WRAP common stock to McKenzie Webster Limited (“MWL”) in satisfaction of $319,000 loans payable to MWL.

In December 2014, MWL and Rolv E. Heggenhougen forgave a total of $67,000 loans payable and $20,242 accrued interest payable due them.

On January 5, 2015 (see Note 8), the Company issued 70,166,750 shares of WRAP common stock to Marco Alfonsi in satisfaction of $22,270 Prosperity loans payable to Marco Alfonsi.

On November 16, 2015, the Company repaid the remaining $25,000 balance of the Note.

NOTE 8 – Common Stock

On January 16, 2013, the Company sold 166,667 shares of WRAP common stock to an investor at a price of $0.30 per share for proceeds of $50,000.

On February 1, 2013, the Company issued 600,000 shares of WRAP  common stock to a consultant  for services rendered.  The $180,000 fair value of the 600,000 shares of WRAP common stock was charged to consulting fees in the three months ended March 31, 2013.

On August 22, 2013, the Company issued 160,000,000 shares of WRAP  common stock to  McKenzie Webster Limited (“MWL”) in satisfaction of $319,000 loans payable to MWL.  See Note 7.

On December 30, 2014 the Company sold 4,000,000 shares of WRAP  common stock to an investor at a price of $0.025 per share for proceeds of $100,000.

On January 5, 2015, the Company issued a total of 36,354,077 shares of WRAP  common stock to Prosperity stockholders pursuant to the acquisition of Prosperity.  See Note 4.

On January 5, 2015, the Company issued 70,166,750 shares of WRAP  common stock to Marco Alfonsi in satisfaction of $22,270 Prosperity loans payable to Marco Alfonsi.  See Note 7.

On January 5, 2015, MWL retired 70,166,750 shares of WRAP common stock owned by it.

On March 19, 2015, the Company issued 117,500 shares of WRAP  common stock to an investor in satisfaction of a $25,000 Prosperity  note payable and $4,375 accrued interest.

On March 26, 2015, the Company issued a total of 5,000,000 shares of WRAP  common stock to the three members of the Board of Directors (1,000,000 shares each) and the four members of the Board of Advisors (500,000 shares each)  for services rendered.  The $400,000 fair value of the 5,000,000 shares of WRAP common stock was charged to officers and directors compensation in the three months ended March 31, 2015.

On June 14, 2015 (see Note 11), the Company issued 10,000,000 shares of WRAP  common stock to Marco Alfonsi pursuant to an Executive Employment Agreement dated May 14, 2015.  The $750,000 fair value of the 10,000,000 shares of WRAP common stock was charged to officers and directors compensation in the three months ended June 30, 2015.

On June 30, 2015, the Company issued 1,600,000 shares of WRAP  common stock to a vendor  in satisfaction of a $82,376 account payable to the vendor.

On July 6, 2015, the Company issued a total of 1,200,000 shares of WRAP common stock to two consultants for services rendered.  The $60,000 fair value of the 1,200,000 shares of WRAP common stock was charged to consulting fees in the three months ended September 30, 2015.

On July 31, 2015, the Company issued 50,000 shares of WRAP common stock to a consultant for services rendered.  The $14,995 fair value of the 50,000 shares of WRAP common stock was charged to consulting fees in the three months ended September 30, 2015.

On August 4, 2015, the Company sold 1,000,000 shares of WRAP common stock to an investor at a price of $0.10 per share for proceeds of $100,000.

On August 14, 2015, the Company issued 430,000 shares of WRAP common stock to a consultant for services rendered.  The $107,457 fair value of the 430,000 shares of WRAP common stock was charged to consulting fees in the three months ended September 30, 2015.

On August 18, 2015, the Company sold 1,000,000 shares of WRAP common stock to a non-U.S. individual investor at a price of $0.10 per share for proceeds of $100,000.

On August 19, 2015, the Company sold 1,000,000 shares of WRAP common stock to a non-U.S. entity investor at a price of $0.10 per share for proceeds of $100,000.

On August 21, 2015, the Company issued 400,000 shares of WRAP common stock to a consultant for services rendered.  The $90,000 fair value of the 400,000 shares of WRAP common stock was charged to consulting fees in the three months ended September 30, 2015.

On August 21, 2015, pursuant to a $50,000 Bridge Loan Financing Agreement and related Note dated August 20, 2015, the Company issued 5,000,000 shares of WRAP common stock to an investor as additional  consideration for the $50,000 loan.  The Note was repaid on November 16, 2015.  The proceeds of the Note were allocated between the principal and the $1,125,000 fair value of the 5,000,000 shares of WRAP common stock resulting in the Company recording a discount on the debt of $47,872.  This amount is being amortized over the 120 days life of the Note.

NOTE 9 – Stock Options and Warrants

A summary of stock options and warrants activity follows:

	Shares of Common Stock Exercisable Into
	Stock Options	Warrants	Total
Balance, January 1, 2013	1,700,000	707,500	2,407,500
Granted in 2013	-	-	-
Cancelled in 2013	-	-	-

Balance, December 31, 2013	1,700,000	707,500	2,407,500
Granted in 2014	10,000,000	-	10,000,000
Cancelled in 2014	(11,500,000)	(400,000)	(11,900,000)

Balance, December 31, 2014	200,000	307,500	507,500

Unaudited:

Granted in 2015	-	-	-
Cancelled in 2015	-	-	-

Balance, September 30, 2015	200,000	307,500	507,500

Issued and outstanding stock options as of September 30, 2015 (unaudited) consist of:

Year Granted	Number Outstanding and Exercisable	Exercise Price	Year of Expiration
2006	150,000	$ 1.00	2016
2009	50,000	$ 1.00	2019
Total	200,000

Issued and outstanding warrants as of September 30, 2015 (unaudited) consist of:

Year Granted	Number Outstanding and Exercisable	Exercise Price	Year of Expiration
2006	60,000	$ 1.00	2016
2010	247,500	$ 1.00	2020
Total	307,500

NOTE 10 – Income Taxes

No provisions for income taxes were recorded for the periods presented since the Company incurred net losses in those periods.

The provisions for (benefits from) income taxes differ from the amounts determined by applying the U.S. Federal income tax rate of 35% to pretax income (loss) as follows:

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2015	2014	2014	2013
	(Unaudited)	(Unaudited)

Expected income tax (benefit) at 35%	$ (1,271,516)	$ (9,323)	$ (9,325)	$ (168,024)
Non-deductible stock-based compensation	509,889	-	-	63,000
Non-deductible impairment of goodwill	658,181	-	-	-
Non-deductible amortization of debt discounts	11,240	-	-	-
Increase in deferred income tax assets valuation allowance	92,206	9,323	9,325	105,024
Provision for (benefit from) income taxes	$ -	$ -	$ -	$ -

Deferred income tax assets consist of:

	September 30,	December 31,
	2015	2014	2013
	(Unaudited)

Net operating loss carryforward	$ 995,481	$ 963,152	$ 953,827
Valuation allowance	(995,481)	(963,152)	(953,827)

Net	$ -	$ -	$ -

Based on management's present assessment, the Company has not yet determined it to be more likely than not that a deferred income tax asset of  $1,055,357 attributable to the future utilization of the $3,015,305 net operating loss carryforward as of September 30, 2015 (unaudited) will be realized.  Accordingly, the Company has maintained a 100% allowance against the deferred income tax asset in the financial statements at September 30, 2015.  The Company will continue to review this valuation allowance and make adjustments as appropriate.  The net operating loss carryforward expires in years 2025, 2026, 2027, 2028, 2029, 2030, 2031, 2032, 2033, 2034, and 2035 in the amount of $1,369, $518,390, $594,905, $686,775, $159,141, $151,874, $135,096, $166,911, $311,890, $25,511,  and $263,443, respectively.

Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs.  Therefore, the amount available to offset future taxable income may be limited.

NOTE 11 – Commitments and Contingencies

Employment Agreements

On May 14, 2015, the Company executed an Executive Employment Agreement with Marco Alfonsi (“Alfonsi”) for Alfonsi to serve as the Company's chief executive officer for a cash compensation of $5,000 per month.  Pursuant to the agreement, the Company issued 10,000,000 restricted shares of WRAP common stock to Alfonsi on June 14, 2015 (see Note 8).  Alfonsi may terminate his employment upon 30 days written notice to the Company.  The Company may terminate Alfonsi's employment upon written notice to Alfonsi by a vote of the Board of Directors.

On August 17, 2015, the Company executed an Employment Agreement with Romuald Stone (“Stone”) for Stone to serve as the Company's Chief Technology Officer for cash compensation of $12,500 per month.  Stone may terminate his employment upon 30 days written notice to the Company.  The Company may terminate Stone's employment upon written notice to Stone by a vote of the Board of Directors.  If the Company's termination is without cause (as defined), Stone  will be entitled to a severance payment of $12,500.

Lease Agreement

On December 1, 2014, Prosperity entered into a lease agreement with KLAM, Inc. for office space in Hicksville, New York for an initial term of one year commencing December 1, 2014.  The lease provides for monthly rentals of $2,500 and provides Prosperity an option to renew the lease after the initial term.  KLAM, Inc. is controlled by the wife of the Company's chief executive officer Marco Alfonsi.

On September 11, 2015, the Company executed a lease agreement with an unrelated third party for office space in Hicksville, New York for a term of 37 months to commence upon substantial completion of Landlords's Work.  The lease provides for monthly rentals of $2,922 for lease year 1, $3,009 for lease year 2, and $3,100 for lease year 3.

Rent expense for the years ended December 31, 2014 and 2013 was $0 and $0, respectively.  Rent expense for the nine months ended September 30, 2015 and 2014 (unaudited) was $22,500 and $0, respectively.

At September 30, 2015, the future minimum lease payments under non-cancellable operating leases were:

Year ended September 30, 2016	$ 40,064
Year ended September 30, 2017	36,108
Year ended September 30, 2018	37,200
Total	$ 113,372

Major Customers

For the year ended December 31, 2014, one customer accounted for approximately 47% of total revenues.

For the year ended December 31, 2013, two customers accounted for approximately 29% and 10% , respectively, of total revenues.

For the nine months ended September 30, 2015 (unaudited), two customers accounted for approximately 32% and 26%, respectively, of total revenues.

For the nine months ended September 30, 2014 (unaudited), one customer accounted for approximately 69% of total revenues.

NOTE 12 – Subsequent Events

On October 29, 2015, the Company agreed to authorize 20 shares of Series A Preferred Stock.  Each share of Series A Preferred Stock is to be convertible into 10,000,000 shares of WRAP common stock and is to be entitled to 20,000,000 votes.

On October 29, 2015, in consideration of Marco Alfonsi (chief executive officer of the Company) and McKenzie Webster Limited (an entity controlled by Rolv E. Heggenhaugen, chairman of the board of directors of the Company) agreeing to each retire 50,000,000 shares of WRAP common stock owned by them, the Company agreed to issue 5 shares  of Series A Preferred Stock each to Marco Alfonsi and McKenzie Webster Limited.

On October 29, 2015, the Company authorized the dissolution of Prosperity Systems, Inc., the Company's wholly owned subsidiary.

On November 16, 2015, the Company repaid the remaining $25,000 outstanding balance of the $50,000 Note dated August 20, 2015 (see Note 7).

On November 30, 2015, Prosperity Systems, Inc. sold its 50% interest in Stock Market Manager, Inc. to Endeavour Cooperative Partners, LLC for $39,000, payable via a promissory note from Endeavour with 3% interest and a five year maturity. Endeavour is affiliated with a Company’s director, Carl Dilley.

On or around November 30, 2015, the board of directors elected to increase Marco Alfonsi’s salary by $1,000 per month.

On or around December 30, 2015, the Company issued 150,000 shares of its common stock to the Michael T. Studer Family Trust is consideration for $15,000 worth of past services rendered by Michael Studer.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

WrapMail, Inc. was incorporated in Florida on October 11, 2005. Effective January 5, 2015, we acquired 100% ownership of Prosperity Systems, Inc., a New York corporation incorporated on April 2, 2008. The Company provides document, project, marketing and sales management systems to business clients through its website and proprietary software.

The consolidated financial statements include the accounts of WRAP and its wholly owned subsidiary Prosperity from the date of its acquisition on January 5, 2015.

Results of Operations

Nine Months Ended September 30, 2015 compared with Nine Months Ended September 30, 2014:

Operations of Prosperity are included in the Statement of Operations for the nine months ended September 30, 2015 but are not included in the Statement of Operations for the nine months ended September 30, 2014.

Revenues increased $67,817 from $14,417 in 2014 to $82,234 in 2015.  The increase was due to inclusion of revenues from Prosperity customers in 2015 but not in 2014.  Assuming inclusion of operations of Prosperity for 2014, pro forma revenues decreased $14,907 from $97,141 in 2014 to $82,234 in 2015.

Officers and directors compensation increased $1,195,750 from $0 in 2014 to $1,195,750 in 2015.  The 2015 expense consists of stock-based compensation of $1,150,000 and salaries pursuant to employment agreements with our Chief Executive Officer and our Chief Technology Officer totaling $45,750.

Consulting fees increased $333,347 from $500 in 2014 to $333,847 in 2015.  The 2015 expense includes stock-based compensation of $306,827, consisting of issuances of common stock to five consultants in the quarter ended September 30, 2015 ($272,452) and the amortization of prior year stock-based deferred consulting fees relating to two Prosperity consultants ($34,375).

Depreciation of property and equipment increased $805 from $0 in 2014 to $805 in 2015.  The increase was due to equipment added in 2015 from the Prosperity acquisition.

Amortization of intangible assets increased $2,677 from $303 in 2014 to $2,980 in 2015.  The increase was due to intangible assets added in 2015 from the Prosperity acquisition.

Other operating expenses increased $228,577 from $40,251 in 2014 to $268,828 in 2015.  The increase was due largely to higher hosting expenses, professional fees, investor relations expenses and rent expense in 2015 compared to 2014.

Impairment of goodwill increased $1,880,518 from $0 in 2014 to $1,880,518 in 2015.  The 2015 expense resulted from the January 5, 2015 acquisition of Prosperity.

Interest expense increased $32,408 from $0 in 2014 to $32,408 in 2015.  $32,114 of the $32,408 interest expense in 2015 represents amortization of a debt discount recognized in connection with the issuance of common stock as additional consideration for a $50,000 loan received in August 2015.

Net loss increased $3,606,265 from $26,637 in 2014 to $3,632,902 in 2015.  The increase was due to the $1,761,156 increase in total operating expenses and the $1,912,926 increase in other expense, offset partially by the $67,817 increase in revenues.

Year Ended December 31, 2014 compared to Year Ended December 31, 2013:

Operations of Prosperity are not included in the Statement of Operations for either 2014 or 2013.

Revenues increased $4,617 from $16,578 in 2013 to $21,195 in 2014.  Assuming inclusion of operations of Prosperity for both years, pro forma revenues increased $32,858 from $101,104 in 2013 to $133,962 in 2014.

Consulting fees decreased $424,323 from $425,853 in 2013 to $1,530 in 2014.  The 2013 expense includes stock-based compensation of $425,063, consisting of an issuance of common stock to a consultant in the quarter ended March 31, 2013 ($180,000) and the amortization of prior year stock-based deferred consulting fees ($245,063).

Amortization of intangible assets decreased $1 from $405 in 2013 to $404 in 2014.

Other operating expenses decreased $263,265 from $309,168 in 2013 to $45,903 in 2014.  The 2013 expense includes research and development expenses of $140,909 compared to $0 in 2014.  Advertising and marketing expenses decreased $30,893 from $32,424 in 2013 to $1,531 in 2014.  Travel and entertainment decreased $25,754 from $29,200 in 2013 to $3,446 in 2014.

Interest expense decreased $6,283 from $6,283 in 2013 to $0 in 2014.  The decrease was due primarily to the satisfaction of $319,000 5% loans payable to McKensie Webster Limited (“MWL”) in August 2013.

Net loss decreased $698,489 from $725,131 in 2013 to $26,642 in 2014.  The decrease was due to the $4,617 increase in revenues, the $687,589 decrease in total operating expenses, and the $6,283 decrease in other expense.

Liquidity and Capital Resources

At September 30, 2015, the Company had cash and cash equivalents of $162,762 and working capital of $189,607.

Cash and cash equivalents increased $62,287 from $100,475 at December 31, 2014 to $162,762 at September 30, 2015.  For the nine months ended September 30, 2015, $310,000 was provided by financing activities, $236,776 was used in operating activities, and $10,937 was used in investing activities.

The Company currently has no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.

We currently have no commitments with any person for any capital expenditures.

We have no off-balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

N/A

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Our board of directors is elected annually by our shareholders. The board of directors elects our executive officers annually. Our directors and executive officers are as follows:

Name	Age	Position
Marco Alfonsi	54	CEO, Director
Rolv Heggenhougen	58	Chairman, Director
Carl Dilley	60	Director
Romuald Stone	39	CTO

Marco Alfonsi, CEO and director, has been a financial service professional for the past 19 years. Mr. Alfonsi was appointed director and CEO of the Company in or around January, 2015. Immediately prior to that, he spent eight years serving as the CEO of Prosperity Systems, Inc.

Throughout his career, Mr. Alfonsi was directly and indirectly involved in raising over $100 million dollars for small and medium sized business. Prior to his involvement in the financial services industry, Mr. Alfonsi has owned, operated, financed and sold several businesses. Mr. Alfonsi successfully started and managed two companies (ExecuteDirect.com, and Bakers Express of New York, Inc.), and held senior management positions with a number of financial institutions, including: Global American Investments, Clark Street Capital and Basic Investors.

Rolv Heggenhougen, chairman, has founded and/or managed organizations in Norway, Sweden, Denmark, Latvia, Switzerland, Germany, China, Australia, and the US. His first company, iGroup ASA (OSE: IGR) went public in 2001. From 1989 to present, he has served as Founder & Chairman of McKenzie Webster Limited, an investment and consulting company. Mr. Heggenhougen founded Wrapmail, Inc. in 2005 and served as its CEO until January, 2015. He received his BSBA from the University of Miami in 1982 and his Juris Doctorate from Oslo Law School in 1984.

Carl Dilley, director, is a career entrepreneur serving as an officer or director in many different companies and industries. With key roles at Spartan Securities and Island Stock Transfer, Mr. Dilley has been instrumental in taking over 400 companies public. He is currently a managing partner of Endeavour Cooperative Partners, which owns a group of financial services and other companies including: Island Capital Management, LLC, Spartan Securities Group, Ltd., Proxy and Printing LLC., Endeavour Insurance Partners and Pioneer Recycling LLC. He has served as president of Island Stock Transfer, a division of Island Capital Management, LLC from 2003 to present and currently acts as senior executive officer responsible for oversight of the day to day operations. He has also acted as CEO of Vacation Travel Corp, from 2003 to present, president of Hurricane Motorsports, Inc. from 2008 to present, director and COO of Endurance Exploration Group from January, 2014 to present, director of Perpetual Industries, Inc. from March, 2015 to present. Mr. Dilley was elected director of the Company in 2014.

Mr. Dilley has been involved in the investment Industry since 1983, holds FINRA series 24, 66, and 7 Securities licenses to perform retail, investment banking and new listing services functions for Spartan, where he served as managing partner until January 2015, when he recently stepped down to assume the role as President of Pioneer Recycling. He has taken University level courses in accounting, finance, and statistics and holds a Canadian Finance II designation and fellow of Canadian Securities Institute and completed Part I and II of the CFA (Chartered Financial Analyst program) at University of West Virginia.

Romuald Stone, chief technology officer, has over 12 years of IT experience building software products and creating services using cutting-edge technologies. Mr. Stone has held several management-level positions and has led several development teams. He is an expert in building enterprise-scale applications ranging from e-commerce platforms to full-service portals. Mr. Stone has held lead developer roles with Columbus, Ohio based SARCOM, Inc. and Nationwide Children’s Research (formerly known as Columbus Children’s Research Institute). At SARCOM, Inc. Mr. Stone oversaw core application development, along with Business to Business integration, information architecture and user interface design. Mr. Stone received a B.S. in Computer Science from DeVry University. In addition, he has earned multiple technical certifications including Microsoft’s MCP/MCAS and Cisco’s CCNA.

Family Relationships

There are no family relationships between our officers and directors.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter, control person or significant employee has been involved in the last ten years in any of the following:

•

Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

•

Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

•

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

•

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

•

Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

•

Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

•

Administrative proceedings related to their involvement in any type of business, securities, or banking activity.

EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers and directors for all services rendered in all capacities to us during the previous two fiscal years, as of December 31, 2015.

Summary Compensation Table
Name and principal position	Year	Salary	Bonus	Stock awards	Option awards	Non-equity incentive plan compensation	Non-qualified deferred compensation earnings	All other compensation	Total
Marco Alfonsi(1)	2014	$0	$0	$0	$0	$0	$0	$0	$0
CEO and Director	2015	$30,000	$0	$830,000	$0	$0	$0	$0	$860,000

Rolv Heggenhougen(2)	2014	$0	$0	$0	$0	$0	$0	$0
CFO, Chairman, and Director	2015	$0	$0	$80,000	$0	$0	$0	$0	$80,000

Romuald Stone(3)	2014	$0	$0	$0	$0	$0	$0	$0	$0
CTO	2015	$46,560	$0	$16,000	$0	$0	$0	$0	$62,560

Carl Dilley(4)	2014	$0	$0	$0	$0	$0	$0	$0	$0
Director	2015	$0	$80,000	$0	$0	$0	$0	$0	$0

(1) Mr. Marco Alfonsi was not engaged by the Company in 2014. On May 14, 2015, he executed an employment agreement with the Company, pursuant to which he was issued 10,000,000 shares of our common stock. Mr. Alfonsi also received 1,000,0000 shares, valued at $80,000 for his director services. He will also receive compensation of $5,000 per month per his contract and an additional $1,000 per month per the approval of the board. He may terminate his agreement with 30 days advance notice and we may terminate at any time with board approval.

(2) Mr.  Rolv Heggenhougen received 1,000,000 shares of our common stock, valued at $80,000, in 2015 in consideration for his director services.

(3)  Mr. Romuald Stone was not engaged by the Company in 2014. In 2015, he received 200,000 shares for services rendered. He is entitled to receive a salary of $12,500 per month and 30 days’ notice before we may terminate his contract.

(4) Mr.  Carl Dilley received 1,000,000 shares of our common stock, valued at $80,000, in 2015 in consideration for his director services.

We do not have an equity incentive plan and no named executive officer has unexercised outstanding equity awards.

No director has received cash compensation for their directorship.  We do not have a compensation committee and compensation for our directors and officers is determined by our board of directors. In addition, we granted four members of our board of advisors 500,000 shares each, valued at a total of $160,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. Unless stated otherwise, the business address for these shareholders is 445 NE 12th Ave., Fort Lauderdale, Florida 33301.

Name	Title	Number of Shares	% of Common Share	Number of Warrants currently exercisable or exercisable in the next 60 days
Rolv Heggenhougen[1]	Chairman, Director	92,141,908	37.55%	0
Marco Alfonsi[2]	CEO, Director	81,000,000	33.01%	0
Carl Dilley[3]	Director	1,172,068	0.48%	0
Romuald Stone	Chief Technology Officer	9,915,122	4.04%	0
All officers and directors as a group [4 persons]		184,229,098	75.08%	0

(1) Rolv Heggenhougen common and preferred shares are held through his investment company, McKenzie Webster Limited, of which he controls a majority of the interests. Mr. Heggenhougen, through MWL owns 42,141,908 shares of common stock and 5 shares of preferred stock, which are convertible into 50,000,000 shares and equal 100,000,000 votes. Prior to October 29, 2015, McKenzie Webster Limited owned 92,141,908 shares of the Company’s common stock, at which time it was agreed that McKenzie Webster Limited would retire 50,000,000 shares of common stock for 5 shares of preferred stock.

(2) Marco Alfonsi owns 31,000,000 shares of common stock and 5 shares of preferred stock, which are convertible into 50,000,000 shares and equal 100,000,000 votes. Prior to October 29, 2015, Mr. Alfonsi owned 81,000,000 shares of the Company’s common stock, at which time it was agreed that he would retire 50,000,000 shares of common stock for 5 shares of preferred stock. Mr. Alfonsi had been issued an additional 10m shares as compensation for serving as CEO, which he later gifted to four family members. These 10m have not been included in the above calculations.

(3) Carl Dilley holds 1,000,000 shares in his individual name. His remaining shares are held through entities in which he has a controlling interest—1,000 shares are held by Endurance Exploration Group, 170,068 are held by Island Capital Management, LLC, and 1,000 shares are held by Spartan Securities Group, Ltd.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 245,363,750 shares of common stock outstanding as of January 8, 2016, which figure presumes, for calculation purposes only, that all 10 preferred shares have been converted to common stock on such date.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Except as described herein (or within the section entitled Executive Compensation of this prospectus), none of the following parties (each a “Related Party”) has, in our fiscal years ended 2013 and 2014, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	any of our directors or officers;

•	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or

•	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

In August 2013, the Company issued 160,000,000 shares of WRAP common stock to McKenzie Webster Limited (“MWL”), an affiliate of  Rolv E. Heggenhougen, in satisfaction of $319,000 loans payable to MWL.

In December 2014, MWL and Rolv E. Heggenhougen forgave a total of $67,000 loans payable and $20,242 accrued interest payable due them.

On January 5, 2015, the Company issued 70,166,750 shares of WRAP common stock to Marco Alfonsi in satisfaction of $22,270 Prosperity loans payable to Marco Alfonsi.

On December 1, 2014, Prosperity entered into a lease agreement with KLAM, Inc. for office space in Hicksville, New York for an initial term of one year commencing December 1, 2014.  The lease provides for monthly rentals of $2,500 and provides Prosperity an option to renew the lease after the initial term.  KLAM, Inc. is controlled by the wife of the Company's chief executive officer Marco Alfonsi.

On November 30, 2015, Prosperity Systems, Inc. sold its 50% interest in Stock Market Manager, Inc. to Endeavour Cooperative Partners, LLC (“Endeavour”) for $39,000, payable via a promissory note from Endeavour with 3% interest and a five year maturity. Endeavour is affiliated with a Company’s director, Carl Dilley.

On August 21, 2015, the Company entered into an agreement with Microcap Headlines, Inc., in which Microcap Headlines, Inc. was issued 400,000, which are registered pursuant to this registration statement, in exchange for promotional services.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Florida Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

PART II-INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all estimated expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus.

ITEM	AMOUNT

SEC Registration Fee	$746.11
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	25,000
Transfer Agent Fees	5,600
Total	$56,346.11

INDEMNIFICATION OF OFFICERS AND DIRECTORS

There are not indemnification provisions in our Articles of Incorporation. Our Bylaws provide as follows:

The Corporation shall, to the maximum extent and in the manner permitted by the Florida law, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Corporation. A "director" or "officer" of the Corporation includes any person (i) who is or was a director or officer of the Corporation, (ii) who is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

RECENT SALES OF UNREGISTERED SECURITIES

On January 16, 2013, the Company sold 166,667 shares of WRAP common stock to an investor at a price of $0.30 per share for proceeds of $50,000.

On February 1, 2013, the Company issued 600,000 shares of WRAP common stock to a consultant  for services rendered.  The $180,000 fair value of the 600,000 shares of WRAP common stock was charged to consulting fees in the three months ended March 31, 2013.

On August 22, 2013, the Company issued 160,000,000 shares of WRAP common stock to  McKenzie Webster Limited (“MWL”) in satisfaction of $319,000 loans payable to MWL.  See Note 7.

On December 30, 2014 the Company sold 4,000,000 shares of WRAP common stock to an investor at a price of $0.025 per share for proceeds of $100,000.

On January 5, 2015, the Company issued a total of 36,354,077 shares of WRAP common stock to Prosperity stockholders pursuant to the acquisition of Prosperity.  See Note 4.

On January 5, 2015, the Company issued 70,166,750 shares of WRAP common stock to Marco Alfonsi in satisfaction of $22,270 Prosperity loans payable to Marco Alfonsi.  See Note 7.

On January 5, 2015, MWL retired 70,166,750 shares of WRAP common stock owned by it.

On March 19, 2015, the Company issued 117,500 shares of WRAP common stock to an investor in satisfaction of a $25,000 Prosperity  note payable and $4,375 accrued interest.

On March 26, 2015, the Company issued a total of 5,000,000 shares of WRAP common stock to the three members of the Board of Directors (1,000,000 shares each) and the four members of the Board of Advisors (500,000 shares each)  for services rendered.  The $400,000 fair value of the 5,000,000 shares of WRAP common stock was charged to officers and directors compensation in the three months ended March 31, 2015.

On June 14, 2015 (see Note 11), the Company issued 10,000,000 shares of WRAP  common stock to Marco Alfonsi pursuant to an Executive Employment Agreement dated May 14, 2015.  The $750,000 fair value of the 10,000,000 shares of WRAP common stock was charged to officers and directors compensation in the three months ended June 30, 2015.

On June 30, 2015, the Company issued 1,600,000 shares of WRAP  common stock to a vendor  in satisfaction of a $82,376 account payable to the vendor.

On July 6, 2015, the Company issued a total of 1,200,000 shares of WRAP common stock to two consultants for services rendered.  The $60,000 fair value of the 1,200,000 shares of WRAP common stock was charged to consulting fees in the three months ended September 30, 2015.

On July 31, 2015, the Company issued 50,000 shares of WRAP common stock to a consultant for services rendered.  The $14,995 fair value of the 50,000 shares of WRAP common stock was charged to consulting fees in the three months ended September 30, 2015.

On August 4, 2015, the Company sold 1,000,000 shares of WRAP common stock to an investor at a price of $0.10 per share for proceeds of $100,000.

On August 14, 2015, the Company issued 430,000 shares of WRAP common stock to a consultant for services rendered.  The $107,457 fair value of the 430,000 shares of WRAP common stock was charged to consulting fees in the three months ended September 30, 2015.

On August 18, 2015, the Company sold 1,000,000 shares of WRAP common stock to a non-U.S. individual investor at a price of $0.10 per share for proceeds of $100,000.

On August 19, 2015, the Company sold 1,000,000 shares of WRAP common stock to a non-U.S. entity investor at a price of $0.10 per share for proceeds of $100,000.

On August 21, 2015, the Company issued 400,000 shares of WRAP common stock to a consultant for services rendered.  The $90,000 fair value of the 400,000 shares of WRAP common stock was charged to consulting fees in the three months ended September 30, 2015.

On August 21, 2015, pursuant to a $50,000 Bridge Loan Financing Agreement and related Note dated August 20, 2015, the Company issued 5,000,000 shares of WRAP common stock to an investor as additional consideration for the $50,000 loan.  The Note is due in full on or before the earlier to occur of (a) December 18, 2015 or (b) closing of Company sales of WRAP common stock for at least $200,000.  The Note does not bear interest unless the Company fails to repay the $50,000 by December 18, 2015.  If the Company fails to repay the $50,000 by December 18, 2015, interest will accrue thereafter  at a rate of 2% per annum and the lender will be entitled  to an additional 10,000,000 shares of WRAP common stock.  The proceeds of the Note were allocated between the principal and the $1,125,000 fair value of the 5,000,000 shares of WRAP common stock resulting in the Company recording a discount on the debt of $47,872.  This amount is being amortized over the 120 days life of the Note.

On December 30, 2015, the Company issued 150,000 shares of common stock to the Michael T. Studer Family Trust for extinguishment of $15,000 owed Michael Studer for past services rendered.

All of the foregoing shares were issued pursuant to Section 4(a)(2) of the Securities Act and were originally issued bearing Rule 144 restrictive legends.

EXHIBITS

The following exhibits are filed with this registration statement:

No.

Description

2.1

Share Purchase Agreement between WRAPmail, Inc. and Prosperity Systems, Inc., dated January 5, 2015

3.1

Articles of Incorporation of the Company, with Amendments and Restatements

3.2

Bylaws of the Company

3.3

Affidavit of Dissolution for Prosperity Systems, Inc.

4.1

Form of Common Stock Certificate

4.2

Form of Subscription Agreement for the Offering

4.3

Form of Warrant for the Offering

5.1

Opinion of Austin Legal Group, APC regarding the legality of the securities being registered

10.1

Employment Agreement by and between the Company and Marco Alfonsi

10.2

Employment Agreement between the Company and Romuald Stone

10.3

Bridge Financing Agreement with Sky Direct, LLC, dated August 20, 2015

10.4

Subscription Agreement with Peer Ericson Holding ApS, dated August 19, 2015

10.5

Stock Purchase Agreement and Promissory Note between Prosperity Systems, Inc. and Endeavour Cooperative Partners, LLC

10.6

Side Letter Agreement with Michael t. Studer

23.1

Consent of Blanchfield, Meyer, Kober & Rizzo, LLP

23.2

Consent of Austin Legal Group, APC (included in Exhibit 5.1)

UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(6)	The undersigned Registrant hereby undertakes that it will:

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of the securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in New York, New York on January 20, 2016.

WRAPmail Inc.
January 20, 2016
	By:	/s/ Marco Alfonsi
Marco Alfonsi
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Marco Alfonsi	Principal Executive Officer and Director	January 20, 2016
Marco Alfonsi

/s/ Rolv Heggenhougen	Chairman, CFO, Principal Accounting Officer and Director	January 20, 2016
Rolv Heggenhougen

/s/ Carl Dilley	Director	January 20, 2016
Carl Dilley